PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS

by and between

BR CREEKSIDE LLC, a Delaware limited liability company

(“Seller”)

and

STEADFAST ASSET HOLDINGS, INC.,
a California corporation

(“Buyer”)

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11.	COSTS	22
12.	CASUALTY OR CONDEMNATION	23
13.	ATTORNEY'S FEES	24
14.	ASSIGNMENT	24
15.	WAIVER	24
16.	GOVERNING LAW; TIME	24
17.	1031 PROVISIONS	24
18.	CONFIDENTIALITY	25
19.	NOTICES	26
20.	ENTIRE AGREEMENT; NO RECORDING	26
21.	COUNTERPARTS; COPIES	27
22.	AUTHORITY	27
23.	RECORD ACCESS AND RETENTION	27
24.	CONTRACT CONSIDERATION	27
25.	JURY TRIAL WAIVER	28
26.	COUNSEL	28
27.	EQUAL PARTICIPATION	28
28.	TIME IS OF THE ESSENCE	28
29.	SURVIVAL	28

EXHIBITS

Exhibit "A"	Real Property Description
Exhibit "B"	Personal Property Description
Exhibit "C"	Due Diligence Documents
Exhibit "D"	Form of Deed
Exhibit "E"	Form of General Assignment
Exhibit "F"	Form of Bill of Sale
Exhibit "G"	Form of Non-Foreign Certificate
Exhibit "H"	Form of Tenant Notice

SCHEDULES

Schedule 1	Leases
Schedule 2	Contracts
Schedule 3	Seller Trademarks

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PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS

This PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (“Agreement”) is made and entered into as of the 24th day of February, 2014, by and between BR CREEKSIDE LLC, a Delaware limited liability company (“Seller”), and STEADFAST ASSET HOLDINGS, INC., a California corporation (“Buyer”), with reference to the following facts:
RECITALS:
A.Seller is the fee owner of that certain land with a multi-family residential project commonly known as Reserve at Creekside Village, consisting of 192 units situated thereon, located at 1340 Reserve Way, Chattanooga, TN 37421 and more particularly described in Exhibit “A” attached hereto, together with all structures, improvements, machinery, fixtures and equipment affixed or attached to such land (collectively referred to herein as the “Real Property”).
B.Seller desires to sell the Real Property, along with certain related personal and intangible property, to Buyer, and Buyer desires to purchase such Real Property and related personal and intangible property from Seller in accordance with the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto mutually agree as follows:

1.PURCHASE AND SALE.
1.1    Property. Subject to the terms and conditions of this Agreement, and for the consideration herein set forth, Seller agrees to sell and transfer, and Buyer agrees to purchase and acquire, all of Seller’s right, title, and interest in and to the following (collectively, the “Property”):
1.1.1    The Real Property;
1.1.2    All easements, interests, rights, privileges, tenements, hereditaments and appurtenances on or in any way appertaining to the Real Property, including, without limitation, all water and water rights;
1.1.3    All equipment, tools, machinery, materials, furniture, furnishings, supplies, golf carts and other tangible personal property owned by Seller and located on or used exclusively in connection with or arising out of the ownership, management or operation of the Real Property (collectively, “Personal Property”); the Personal Property owned by Seller as of the date hereof is identified on Exhibit “B” attached hereto;
1.1.4    All leases and occupancy agreements relating to the Property in effect on the Date of Closing (as hereinafter defined), including all amendments thereto (collectively, “Leases”); the Leases in effect on the date of this Agreement are identified on the rent roll attached hereto as Schedule 1 (the “Rent Roll”);
1.1.5    Subject to Section 6.6 below, to the extent assignable without a termination fee or penalty, all service, maintenance, supply or other contracts relating to the leasing, advertising, operation, maintenance or repair of the Property in effect as of the date hereof (including without limitation all warranties and guarantees thereunder), which are identified on Schedule 2 attached hereto (collectively, “Contracts”);
1.1.6    To the extent assignable, all licenses, permits, certificates of occupancy and governmental approvals relating to the Property (collectively, “Approvals”) and any plans, specifications, studies, reports or surveys relating to the Real Property; and
1.1.7    To the extent assignable, all entitlements and intangible personal property in connection with or arising out of the design, construction, occupancy, use, management, operation, maintenance, repair or ownership of the Real Property, including, without limitation, trade names (including “Reserve at Creekside Village” or derivatives thereof), websites, web domains and internet addresses, all phone number(s) for the Real Property, all fax number(s) for the Real Property and logos (collectively, the “Intangible Property”).
The foregoing notwithstanding, neither the Personal Property or the Intangible Property shall include (A) any items owned by tenants or leased by Seller or owned by Seller’s property manager, Hawthorne Residential Partners, LLC (“Property Manager”), and (B) any trademarks, logos, trade colors, service marks and trade names of Seller, Bluerock Real Estate or Property Manager set forth on Schedule 3 hereto (collectively, the “Seller Trademarks”) and any advertising, promotional and similar materials which contain the Seller Trademarks, all of which shall be removed by Seller prior to Closing. Within fifteen (15) days after Closing, Buyer will “banner” or otherwise temporarily mask the portion of all signage containing the Seller Trademarks, failing which, upon ten (10) days’ notice, Seller may do so at Buyer's expense. The Property described in Sections 1.1.1 through 1.1.7 shall, however, include any and all the items described therein in which any affiliate of Seller has any right, title or interest, to the extent the same is used solely in connection with the Real Property unless otherwise expressly agreed to by Buyer; it being understood and agreed that Seller shall cause such affiliate to convey the same to Buyer at Closing. Seller hereby confirms to Buyer that no vehicles are included in the Personal Property, and that no material Contracts are held in the name of Property Manager (other than any such contracts entered into by Property Manager as an agent of Seller, all of which are included in the Contracts identified on Schedule 2).
1.2    No Warranty. THE ENTIRE AGREEMENT BETWEEN THE SELLER AND BUYER WITH RESPECT TO THE PROPERTY AND THE SALE THEREOF IS EXPRESSLY SET FORTH IN THIS AGREEMENT. THE PARTIES ARE NOT BOUND BY ANY AGREEMENTS, UNDERSTANDINGS, PROVISIONS, CONDITIONS, REPRESENTATIONS OR WARRANTIES (WHETHER WRITTEN OR ORAL AND WHETHER MADE BY SELLER OR ANY AGENT, EMPLOYEE, MEMBER, OFFICER OR PRINCIPAL OF SELLER OR ANY OTHER PARTY) OTHER THAN AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE DEED AND THE OTHER DOCUMENTS DELIVERED AT CLOSING. FOR AVOIDANCE OF DOUBT, TO THE EXTENT THAT SELLER OR PROPERTY MANAGER PROVIDES THE BUYER WITH THE REIT PROPERTY SERVICES QUESTIONAIRE REQUESTED IN THE LIMITED ACCESS AGREEMENT (AS HEREINAFTER DEFINED), THE INFORMATION CONTAINED THEREIN IS NOT INTENDED TO, AND EXPRESSLY WILL NOT, CONSTITUTE A REPRESENTATION OR WARRANTY BY SELLER OR THE PROPERTY MANAGER WITH REGARD TO THE PROPERTY OR THE CONTENTS THEREOF, IT BEING UNDERSTOOD THAT SUCH QUESTIONAIRE IS BEING PROVIDED MERELY AS AN ACCOMMODATION TO BUYER, WITHOUT REPRESENTATION OR WARRANTY REGARDING THE ACCURACY OF SUCH INFORMATION. WITHOUT IN ANY MANNER LIMITING THE GENERALITY OF THE FOREGOING, BUYER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE DEED AND OTHER DOCUMENTS DELIVERED AT CLOSING, THE PROPERTY, THE LEASES AND THE CONTRACTS WILL BE PURCHASED BY BUYER IN AN “AS IS” AND “WHERE IS” CONDITION AND WITH ALL EXISTING DEFECTS (PATENT AND LATENT) AND NOT IN RELIANCE ON ANY AGREEMENT, UNDERSTANDING, CONDITION, WARRANTY (INCLUDING, WITHOUT LIMITATION, WARRANTIES OF HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) OR REPRESENTATION MADE BY SELLER OR ANY AGENT, EMPLOYEE, MEMBER, OFFICER OR PRINCIPAL OF SELLER OR ANY OTHER PARTY (EXCEPT FOR REPRESENTATIONS EXPRESSLY PROVIDED IN THIS AGREEMENT AND IN THE DEED AND OTHER DOCUMENTS DELIVERED AT CLOSING) AS TO THE FINANCIAL OR PHYSICAL (INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL) CONDITION OF THE PROPERTY OR THE AREAS SURROUNDING THE PROPERTY, OR AS TO ANY OTHER MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, AS TO ANY PERMITTED USE THEREOF, THE ZONING CLASSIFICATION THEREOF OR

COMPLIANCE THEREOF WITH FEDERAL, STATE OR LOCAL LAWS, AS TO THE INCOME OR EXPENSE IN CONNECTION THEREWITH, OR AS TO ANY OTHER MATTER IN CONNECTION THEREWITH. BUYER ACKNOWLEDGES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED ELSEWHERE IN THIS AGREEMENT OR IN THE DEED OR IN THE OTHER DOCUMENTS DELIVERED AT CLOSING, NEITHER SELLER, NOR ANY AGENT, MEMBER, OFFICER, EMPLOYEE OR PRINCIPAL OF SELLER NOR ANY OTHER PARTY ACTING ON BEHALF OF SELLER (INCLUDING PROPERTY MANAGER AND ITS EMPLOYEES) HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY SUCH AGREEMENT, CONDITION, REPRESENTATION OR WARRANTY EITHER EXPRESSED OR IMPLIED.
2.    PURCHASE PRICE.
The total purchase price (“Purchase Price”) to be paid by Buyer to Seller for the Property shall be NINETEEN MILLION ONE HUNDRED THOUSAND AND 00/100 DOLLARS ($19,100,000.00), payable all in cash.
3.    PAYMENT OF PURCHASE PRICE.
The Purchase Price shall be paid as follows:
3.1    Deposit. As part of the Opening of Escrow (as defined below), Buyer shall deliver to Madison Title Agency, LLC (“Escrow Holder”), which has an address of 1125 Ocean Avenue, Lakewood, New Jersey 08701, Attn: Daniela Graca, the sum of TWO HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($250,000.00) (“Initial Deposit”) in immediately available funds as a good faith deposit. The Initial Deposit and all interest earned on any of the foregoing, shall be collectively referred to in this Agreement as the “Deposit”. At Buyer’s discretion, Escrow Holder shall place the Deposit in one or more government insured interest-bearing accounts satisfactory to Seller and Buyer (which shall have no penalty for early withdrawal), and shall not commingle the Deposit with any funds of Escrow Holder or any other person or entity. If Closing occurs in accordance with this Agreement, the Deposit shall be applied against the Purchase Price. The Deposit shall be returned to Buyer if (y) Buyer elects to terminate this Agreement in accordance with Section 6.5 or Section 12 below or (z) Escrow fails to close due to (i) Seller’s breach of this Agreement or (ii) the failure of a condition to close under Section 4.2 (other than a failure of Buyer to deliver funds or instruments under Section 4.2.2 or a breach by Buyer under Section 4.2.4 or the occurrence of an event under Section 4.2.6 with respect to Buyer); otherwise, the Deposit shall be deemed earned by and released to Seller pursuant to Section 3.3 below if the Agreement terminates for any other reason. In the event of a termination of this Agreement by either Seller or Buyer for any reason other than pursuant to Section 6.5, Escrow Holder is authorized to deliver the Deposit to the party hereto entitled to same pursuant to the terms hereof on or before the fifth (5th) Business Day following receipt by Escrow Holder and the non-terminating party of written notice of such termination from the terminating party, unless the other party hereto notifies Escrow Holder, in good faith, that it disputes the right of the other party to receive the Deposit. In such event, Escrow Holder may either disburse the Deposit in accordance with a jointly executed instruction letter from Seller and Buyer or, if no such instruction letter is received within ten (10) Business Days after the Escrow Holder’s receipt of the original letter identifying the dispute, interplead the Deposit into a court of competent jurisdiction in the county in which the Deposit has been deposited. All attorneys’ fees and costs and Escrow Holder’s costs and expenses incurred in connection with such interpleader shall be assessed against the party that is not awarded the Deposit, or if the Deposit is distributed in part to both parties, then in the inverse proportion of such distribution. As used in this Agreement, “Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in the State of California, New York or Tennessee.
3.2    Remainder of Purchase Price. On or before the Closing Date, Buyer shall deposit into Escrow immediately available funds in an amount which, when added to the Deposit, will equal the Purchase Price plus any additional amounts necessary to cover costs and/or prorations under this Agreement.
3.3    Buyer Default; Liquidated Damages. SELLER AND BUYER AGREE THAT, IF THE PURCHASE AND SALE OF THE PROPERTY IS NOT COMPLETED AND THIS AGREEMENT TERMINATES BECAUSE BUYER DEFAULTS UNDER OR BREACHES THIS AGREEMENT (AND FAILS TO CURE ANY SUCH BREACH OR DEFAULT WITHIN THREE (3) BUSINESS DAYS AFTER WRITTEN NOTICE THEREOF FROM SELLER, EXCEPT WITH RESPECT TO BUYER’S OBLIGATION TO DELIVER THE PURCHASE PRICE TO ESCROW HOLDER, FOR WHICH NO NOTICE OR CURE SHALL BE AVAILABLE), THE PORTION OF THE DEPOSIT THEN DEPOSITED WITH ESCROW HOLDER PURSUANT TO THIS AGREEMENT SHALL BE PAID TO SELLER UPON TERMINATION OF THIS AGREEMENT AND RETAINED BY SELLER AS LIQUIDATED DAMAGES AND AS SELLER’S SOLE REMEDY AT LAW OR IN EQUITY. SELLER AND BUYER AGREE THAT, UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT, ACTUAL DAMAGES MAY BE DIFFICULT TO ASCERTAIN AND THE PORTION OF THE DEPOSIT THEN DEPOSITED WITH ESCROW HOLDER PURSUANT TO THIS AGREEMENT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT WILL BE INCURRED BY SELLER IF BUYER DEFAULTS UNDER OR BREACHES THIS AGREEMENT AND FAILS TO PURCHASE THE PROPERTY. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IF BUYER SHALL REMAIN READY, WILLING AND ABLE TO CLOSE ON THE PURCHASE OF THE PROPERTY UNDER THIS AGREEMENT, SELLER SHALL HAVE NO RIGHT TO TERMINATE THIS AGREEMENT FOR ANY BREACH OR DEFAULT BY BUYER THAT (I) IS NOT CAPABLE OF CURE AFTER THE FACT BY BUYER, (II) DOES NOT MATERIALLY ADVERSELY AFFECT SELLER, THE PROPERTY OR ANY TENANT UNDER ANY LEASE, (III) DOES NOT DELAY THE CLOSING BEYOND THE OUTSIDE CLOSING DATE AND (IV) DOES NOT RESULT IN THE SELLER INCURRING ANY ADDITIONAL COSTS OR EXPENSES THAT ARE NOT REIMBURSED BY BUYER UPON DEMAND.
SELLER’S INITIALS: ________        BUYER’S INITIALS: ________
3.4    Seller Default; Specific Performance. If Seller fails to consummate the sale of the Property pursuant to this Agreement or otherwise materially defaults on its obligations hereunder at or prior to Closing for any reason except failure by Buyer to perform hereunder, or if prior to Closing any one or more of Seller’s representations or warranties are breached in any material respect, and such default or breach is not cured by the earlier of (x) the third (3rd) Business Day after written notice thereof from Buyer or (y) the Closing Date (except no notice or cure period shall apply if Seller fails to consummate the sale of the Property hereunder as of the Closing Date), Buyer may (a) terminate this Agreement by giving Seller timely written notice of such termination prior to or at Closing and recover the Deposit and any and all Buyer’s Costs (as hereinafter defined) incurred as of the date of such termination, (b) enforce specific performance to consummate the sale of the Property hereunder, or (c) waive said failure or breach and proceed to Closing without any reduction in the Purchase Price. Buyer specifically waives the right to file any lis pendens or any lien against the Property unless and until it has irrevocably elected to seek specific performance of this Agreement and has filed and is diligently pursuing an action seeking such remedy or unless Seller fails to pay, within ten (10) days after receipt of written demand therefor, the amounts due to Buyer hereunder. Notwithstanding anything herein to the contrary, Buyer shall be deemed to have elected to terminate this Agreement if Buyer fails to deliver to Seller written notice of its intent to file a claim or assert a cause of action for specific performance against Seller on or before ten (10) Business Days following the earlier of the Outside Closing Date or the expiration of Seller’s cure period or, having given such notice, fails to file a lawsuit asserting such claim or cause of action in the county in which the Property is located within sixty (60) days following the earlier of the Outside Closing Date or the expiration of Seller’s cure period. Buyer’s remedies shall be limited to those described in this Section 3.4 and Section 13. If, however, the equitable remedy of specific performance is not available, Buyer may seek any other right or remedy available at law or in equity; provided, however, that in no event shall Seller’s liability exceed $175,000.00 plus Buyer’s Costs and any amounts payable under Section 13. For purposes of this Agreement, “Buyer’s Costs” shall mean the actual third party out of pocket expenses incurred by Buyer and paid (A) to Buyer’s attorneys (and specifically including in-house attorneys of affiliates of Buyer, assuming an hourly rate of $350.00) in connection with the negotiation of this Agreement or the proposed purchase of the Property, and (B) to third party consultants in connection with the performance of examinations, inspections and/or investigations pursuant to Section 6; provided that such Buyer’s Costs shall, in all events, be capped at a maximum of $75,000.
4.    ESCROW INSTRUCTIONS.
4.1    Opening of Escrow. Within three (3) Business Days after the mutual execution and delivery of this Agreement, the parties shall open an escrow (“Escrow”) with Escrow Holder in order to consummate the purchase and sale in accordance with the terms and provisions hereof by (i) Buyer delivering to Escrow Holder the Initial Deposit and (ii) Buyer and Seller delivering to Escrow Holder their respective executed counterparts of this Agreement (collectively, the “Opening of Escrow”). Escrow Holder shall deliver written confirmation of the date of the Opening of Escrow to the parties in the manner set forth in Section 17 of this Agreement. This Agreement shall be countersigned by Escrow Holder and the provisions hereof shall constitute joint primary escrow instructions to Escrow Holder; provided, however, that the parties shall execute such additional instructions as requested by Escrow Holder not inconsistent with the provisions hereof.

4.2    Conditions to Close. Escrow shall not close unless and until the following conditions precedent and contingencies have been satisfied or waived in writing by the party for whose benefit the conditions have been included (such party being the party that benefits from the actions of the other party in performing or satisfying, or that has the right under this Agreement to require the other party to perform or satisfy, the conditions set forth below):
4.2.1    All contingencies described in Section 6 below have either been satisfied or waived by Buyer.
4.2.2    All funds and instruments described in Sections 3 and 10 have been delivered to Escrow Holder by the applicable party responsible therefor, and Seller and Buyer have, in good faith, approved, executed and delivered a settlement statement reflecting the Purchase Price, all prorations, and all closing costs as required under this Agreement (the “Settlement Statement”).
4.2.3    The Title Company has irrevocably committed to Buyer in writing to issue, upon payment of the applicable premiums, an ALTA 2006 extended owner’s policy of title insurance, in form and content acceptable to Buyer insuring Buyer’s fee simple title to the Real Property in an amount equal to the Purchase Price subject only to the Permitted Exceptions.
4.2.4    Seller and Buyer shall each have materially performed, observed and complied with all covenants, agreements and conditions required by this Agreement to be performed, observed and/or complied with by such party prior to, or as of, the Closing.
4.2.5    Seller’s representations and warranties contained herein shall be true and correct in all material respects as of the date hereof and as of the Closing Date, except for representations and warranties made as of, or limited by, a specific date, which will be true and correct in all material respects as of the specified date or as limited by the specified date.
4.2.6    There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against the other party that would materially and adversely affect that party’s ability to perform its obligations under this Agreement.
4.3    Recordation and Transfer. Upon satisfaction of the conditions set forth in Section 4.2 above, Escrow Holder shall transfer the Property as follows:
4.3.1    Subject to the election of the parties to close based on gap coverage provided by the Escrow Holder, in which case the Deed will be recorded after Closing, cause the Deed (as such term is hereinafter defined) to be recorded with the Register’s Office of Hamilton County, Tennessee;
4.3.2    Deliver to the parties entitled thereto the other Closing Documents (as hereinafter defined); and
4.3.3    Disburse all funds deposited with Escrow Holder by Buyer in payment of the Purchase Price for the Property (subject to applicable prorations and adjustments as provided herein) to (i) Seller by wire transfer pursuant to instructions to be delivered by Seller to Escrow Holder, (ii) for closing costs, to the party entitled thereto, and (iii) any remainder to Buyer, all as set forth in the Settlement Statement.
5.    CLOSING.
5.1    Generally. Escrow shall close upon the recordation of the Deed (or if the parties elect to close on the basis of gap coverage from the Escrow Holder, then at such time as the Escrow Holder is otherwise prepared to record the Deed and all the conditions associated with the recording of the Deed have been satisfied) in accordance with the provisions of this Agreement (“Date of Closing”, “Closing Date”, “Closing” or “Close of Escrow”). The Close of Escrow shall occur on a date selected by Buyer, and reasonably approved by Seller, but in no event later than the earlier to occur of (a) the date that is thirty (30) days after the date hereof or (b) March 20, 2014 (“Outside Closing Date”) at the office of Escrow Holder (or such other location as may be mutually agreed upon by Seller and Buyer), unless otherwise extended (i) by operation of Sections 6.3 or 12 below, or (ii) by written agreement between Buyer and Seller. The foregoing notwithstanding, the parties shall not be required to physically attend Closing, it being understood that the Close of Escrow can proceed on the basis of written instructions to the Escrow Holder.
6.    BUYER’S REVIEW.
6.1    Delivery of Documents. Buyer and Seller have previously executed and delivered that certain Limited Access Agreement dated as of February 3, 2014 between Buyer and Seller (the “Limited Access Agreement”), pursuant to which Seller has delivered (or in the case of the Leases made available) to Buyer all documents pertaining to the Property that have been prepared by, for or at the request of Seller or are in the possession or control of, or are reasonably available to, Seller, including, without limitation, the documents listed on Exhibit “C” attached hereto (collectively with the items previously delivered under the Limited Access Agreement and the Additional Delivery Items (as hereinafter defined), the “Seller Deliveries”) other than those items specifically identified on the attached Exhibit “C” as having not yet been delivered (the “Additional Delivery Items”), which Limited Access Agreement has terminated upon execution of this Agreement. Seller shall, at the sole expense of Seller, deliver to Buyer (in electronic format to the extent feasible) the Additional Delivery Items in accordance with the timeframes set forth on Exhibit “C.” The foregoing notwithstanding, the Seller Deliveries expressly exclude, and Seller shall have no obligation to provide, any information constituting the Excluded Documents, as defined in the Limited Access Agreement.
6.2    Access. Commencing upon the execution of this Agreement by Buyer and Seller, Seller shall permit (or cause to be permitted) Buyer or Buyer’s agents, employees, contractors, lenders and representatives access to the Property for purposes of any non-intrusive physical or environmental test, study or inspection of the Property and, to the extent copies were not provided to Buyer by Seller pursuant to Section 6.1, review and copying of Seller’s books and records relating to the Property and any of the documents described in Section 6.1 above, and other matters necessary in the discretion of Buyer to evaluate and analyze the feasibility of the Property for Buyer’s intended use thereof. Such permission described above shall be in addition to the permissions previously provided to Buyer and the associated inspections previously undertaken by Buyer under the Limited

Access Agreement, provided that all inspections occurring prior to the execution of this Agreement shall have been governed by the terms of the Limited Access Agreement. Buyer shall not conduct or authorize any physically intrusive testing of, on, or under the Property without first obtaining Seller’s consent (which may be via telephone or electronic mail) as to the timing and scope of work to be performed, which consent shall not be unreasonably withheld, conditioned or delayed. In addition, and notwithstanding anything in this Agreement to the contrary, Seller shall have the right, without limitation, to disapprove any and all surveys, tests (including, without limitation, a Phase II environmental study of the Property), investigations and other matters that in Seller’s reasonable judgment could result in any injury to the Property or breach of any contract, or expose Seller to any losses or violation of applicable law, or otherwise adversely affect the Property or Seller’s interest therein. Seller’s decision with respect to the granting or withholding of Seller’s consent shall be communicated to Buyer within 24 hours. No consent by Seller to any such activity shall be deemed to constitute a waiver by Seller of the provisions hereof or assumption of liability or risk by Seller. Prior to any entry Buyer shall provide Seller with at least 24 hours prior notice (which may be via telephonic or electronic mail, but without requirement for concurrent overnight delivery) and Seller shall have the right to have a representative of Seller present during any entry onto the Property by Buyer. All notices to, and requests for Seller’s consent hereunder, shall be made to Phil Payonk, telephone # 336-553-1700 and email address ppayonk@hrpliving.com. Buyer shall not contact any tenant of the Property without the prior written approval of Seller. In the event that Seller does consent to Buyer’s contact with any tenant of the Property, Seller shall have the right to have a representative of Seller present during any such interview. In all events, Buyer shall use commercially reasonable efforts to minimize disruption to tenants at the Property in connection with Buyer’s or its consultants’ activities pursuant to this Agreement. Seller hereby acknowledges and agrees that Buyer or Buyer’s representatives may communicate with any governmental authority or quasi-governmental authority for the purpose of gathering information in connection with the Property or the Seller, or the transaction contemplated by this Agreement. Buyer shall maintain and cause its agents, contractors, representatives and consultants that will enter the Property prior to the Closing Date to maintain (a) comprehensive general liability insurance (“CGL”) with coverages of not less than $1,000,000.00 for injury or death to any one person and $2,000,000.00 for injury or death to more than one person and $1,000,000.00 with respect to property damage, by water or otherwise, and (b) worker’s compensation insurance for all of their respective employees that will enter the Property in accordance with the law of the state in which the Property is located. To the extent not previously delivered to Seller pursuant to the Limited Access Agreement, Buyer shall deliver to Seller proof of the insurance coverages required pursuant to this Agreement (in the form of certificate(s) of insurance) prior to Buyer’s or its consultants’ entry onto the Property. Such insurance shall name Seller and Property Manager (if requested in writing by Seller) as additional insured parties and shall be with companies authorized to issue insurance in the state in which the Real Property is located. Buyer acknowledges that, except as expressly set forth herein and in the documents delivered at the Closing, Seller makes no warranties or representations regarding the adequacy, accuracy or completeness of Seller’s environmental reports or other third-party produced materials or other documents relating to the Property made available to Buyer (collectively, the “Reports”), and Buyer shall have no claim against Seller based upon the Reports. Further, Buyer shall have no right to rely on any third party reports delivered by Seller to Buyer, unless Buyer has received the third party report provider’s express permission to rely thereon, at Buyer’s sole expense. At Seller’s request, upon termination of this Agreement and payment by Seller to Buyer of the actual costs thereof, Buyer agrees to provide Seller (without any representation or warranty whatsoever and without any liability with respect to the content thereof, and subject to any confidentiality requirements of the provider thereof) with copies of all environmental and engineering reports obtained by Buyer with respect to the Property.
6.3    Title and Survey.
6.3.1    Within three (3) days after the Opening of Escrow, Seller shall cause Escrow Holder to issue to Buyer a current commitment for an owner’s policy of title insurance in the amount of the Purchase Price on an ALTA 2006 policy through First American Title Insurance Company together with copies of all documents of record referenced therein (collectively, the “Title Commitment”) at Seller’s sole cost and expense (as provided in Section 11 below). Buyer shall have until 5:00 PM (east coast time) on February 26, 2014 (“Title Objection Period”) in which to notify Seller in writing of any objections Buyer has, in Buyer’s sole and absolute discretion, to any matters shown on the Title Commitment, the survey provided by Seller and any Survey obtained by Buyer pursuant to Section 6.3.2 below (“Title Objection Notice”). All objections raised by Buyer in the manner herein provided are hereafter called “Objections.” Subject in all events to the limitations set forth in the penultimate sentence of this Section 6.3.1 which shall control, Seller shall make reasonable efforts to remedy or remove all Objections (or agree irrevocably in writing to remedy or remove all such Objections at or prior to Closing) within three (3) Business Days following Buyer’s delivery of the Title Objection Notice (“Seller’s Cure Period”). In the event Seller is unable to remedy or cause the removal of any Objections (or fails during Seller’s Cure Period to agree irrevocably to do so at or prior to Closing) within Seller’s Cure Period, then Buyer, within three (3) Business Days after the expiration of Seller’s Cure Period (“Buyer’s Termination Period”), shall deliver to Seller written notice electing, in Buyer’s sole and absolute discretion, to either (i) terminate this Agreement, or (ii) unconditionally waive any such Objections, failing which Buyer shall conclusively be deemed to have elected (i) above. Any new title information received by Seller or Buyer after the expiration of the Title Objection Period, Seller’s Cure Period or Buyer’s Termination Period, as applicable, from a supplemental title report which is not the result of the acts or omissions of Buyer or its agents, contractors or invitees (each, a “New Title Matter”) shall be subject to the same procedure provided in this Section 6.3.1 (and the Date of Closing shall be extended commensurately if the Closing would have occurred but for those procedures being implemented for a New Title Matter), except that Buyer’s Title Objection Period, Seller’s Cure Period and Buyer’s Termination Period for any New Title Matters shall be three (3) Business Days each. Close of Escrow shall be delayed as needed to accommodate such additional time periods. Notwithstanding anything to the contrary contained herein, Seller shall have no obligation to cure any Objections except (i) financing liens of an ascertainable amount created by, under or through Seller, which liens Seller shall cause to be released at or prior to Closing (with Seller having the right to apply the Purchase Price or a portion thereof for such purpose), and Seller shall deliver the Property free and clear of any such financing liens, (ii) any exceptions or encumbrances to title which are created by, under or through Seller after the date hereof without Buyer’s consent, and (iii) any Objections which Seller has specifically agreed, in writing, to cure. The term “Permitted Exceptions” shall mean: the specific exceptions set forth in or reflected on the Title Commitment or Survey approved by Buyer; other exceptions in the Title Commitment or matters reflected on the Survey to which Buyer has not raised an Objection as provided herein or has subsequently waived such Objection and that Seller is not required to remove as provided above; real estate taxes not yet due and payable; and rights of tenants (as tenants only) under the Leases, the standard printed exceptions, stipulations and exclusions from coverage contained in the standard ALTA form of owner’s policy of title insurance in use in Tennessee which cannot be removed by the performance of Seller’s obligations under this Agreement and any laws, regulations or ordinances (including, but not limited to, zoning, building and environmental matters) as to the use, occupancy, subdivision or improvement of the Property adopted or imposed by any governmental agency.
6.3.2    Within three (3) days after the Opening of Escrow, Seller shall provide Buyer with a copy of any existing survey of the Property in Seller’s possession or control. Buyer, at its sole cost and expense, may elect to obtain a new survey or revise, modify, or re-certify an existing survey of the Property (either, the "Survey") as necessary in order for the title department of Escrow Holder to delete the general survey exception from title or to otherwise satisfy Buyer’s objectives.
6.4    Buyer’s Due Diligence. Buyer shall have from the date hereof until March 3, 2014 (“Due Diligence Period”) to evaluate and analyze the feasibility of the Property for Buyer’s intended use thereof, including, without limitation, the zoning of the Property, the physical, environmental and geotechnical condition of the Property and the economic feasibility of owning and operating the Property. If, during the Due Diligence Period, Buyer determines in Buyer’s sole and absolute discretion that the Property is not acceptable for any reason whatsoever, Buyer shall have the right, by giving written notice to Seller on or before the last day of the Due Diligence Period, to terminate this Agreement. Buyer agrees to indemnify and hold Seller harmless and defend Seller from and against any actual claims, liabilities, liens, cause of action, expenses, costs, or damages (including reasonable attorneys’ fees including the cost of in-house counsel and appeals but expressly excluding consequential, special, punitive, speculative or incidental damages) resulting from the inspection of the Property prior to the Closing Date by Buyer or Buyer’s contractors, employees, representatives, or agents; provided, however, that Buyer shall not be (i) obligated to provide such indemnity for losses arising because of the gross negligence or willful misconduct of Seller or Seller’s affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives, agents, and property manager, or (ii) liable to Seller solely as a result of the discovery of a pre-existing condition on the Property to the extent the activities of Buyer or its consultants do not materially exacerbate such condition. If this Agreement is terminated for any reason (or, to the extent any such repair or restoration is necessary (v) to prevent further damage to the Property, (w) avoid manifest danger to life or property, (x) avoid the suspension of any necessary service to the Property, (y) is necessary to comply with any judicial or governmental authority having jurisdiction, as determined by Seller in its reasonable discretion, or (z) otherwise has a material adverse effect on the use or enjoyment of the Property by the tenants under the Leases, then upon written request of Seller), Buyer shall promptly restore the Property to the extent of any physical change or damage made as a result of the conduct of any inspection or investigation of the Property by Buyer or Buyer’s agents, representatives or contractors to substantially the same condition that existed immediately prior to Buyer’s inspection and investigation, to the extent permitted by applicable law. Any provision to the contrary herein notwithstanding, the provisions of the previous two sentences shall survive termination of this Agreement for any reason for a period of three (3) months and control over any provisions to the contrary herein; provided however that if Seller shall have provided written notice to Buyer with reasonable detail of a specified repair Buyer is required to make hereunder, then such period shall be extended until such repair is complete.
6.5    Buyer’s Termination Right. If Buyer exercises the right to terminate this Agreement in accordance with Sections 6.3 (including without limitation for any New Title Matter) or 6.4 hereof, this Agreement shall terminate as of the date the termination notice is given by Buyer (except as to such matters that are expressly specified to survive the termination of this Agreement), and Escrow Holder shall return the Deposit to Buyer If Buyer does not exercise the right to terminate this Agreement in accordance with Sections 6.3 or Section 6.4 hereof, this Agreement shall continue in full force and effect and the Deposit shall become non-refundable except as provided in Section 3.1 above.
6.6    Contracts. On or before the expiration of the Due Diligence Period, Buyer shall notify Seller in writing as to which of the Contracts Buyer intends to assume and which Contracts Buyer wishes for Seller to terminate at Closing, in Buyer’s sole and absolute discretion; provided however that Buyer must assume Contracts that can not be terminated without payment of a termination fee or penalty. Seller shall notify the vendors under those Contract(s) which Buyer has not agreed to assume and, provided that Closing occurs hereunder, such Contracts shall terminate effective as of the Date of Closing. Seller shall cooperate with Buyer, both before and after the Close of Escrow, to obtain any approvals or consents required to assign any Contracts to Buyer, including, without limitation, sending requests for such approvals or consents to the party or parties whose consent or approval is required. If Seller fails to timely send any such request for approval or consent, Buyer may do so in Seller’s name. Seller’s obligations under this Section 6.6 shall survive the Close of Escrow.
7.    REPRESENTATIONS AND WARRANTIES.
7.1    Seller’s Representations and Warranties. The representations, warranties and covenants of Seller in this Section 7.1 are a material inducement for Buyer to enter into this Agreement. Buyer would not purchase the Property without such representations, warranties and covenants of Seller. Such representations, warranties and covenants shall survive the Closing for nine (9) months. Seller represents, warrants and covenants to Buyer as of the date of this Agreement and as of the Closing Date as follows:
7.1.1    Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified and in good standing in the State in which the Real Property is located. Seller has full power and authority to enter into this Agreement and to perform this Agreement. The execution, delivery and performance of this Agreement by Seller have been duly and validly authorized by all necessary action on the part of Seller and all required consents and approvals have been duly obtained (other than the consent of Secretary of Housing and Urban Development as required under the existing Regulatory Agreement for Multifamily Housing Projects affecting the Property). This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. There is no agreement to which Seller is a party or, to Seller’s knowledge, that is binding on Seller which is in conflict with this Agreement.

7.1.2    All of the Personal Property is described in Exhibit “B” attached hereto, which is a materially accurate and materially complete list of all tangible personal property owned by Seller relating to the ownership, management, operation, maintenance or repair of the Real Property. All of the Personal Property is located at the Real Property. Seller has (and can convey at Closing) good title to the Personal Property, free and clear of all liens, encumbrances, security interests and adverse claims of any kind or nature whatsoever, other than the Permitted Exceptions and liens, encumbrances and security interests that will be terminated at or prior to Closing.
7.1.3    All of the Leases are described in Schedule 1 attached hereto, and, to Seller’s knowledge, there are no persons leasing, using or occupying the Real Property or any part thereof except the tenants under the Leases. All of the Contracts are described in Schedule 2 attached hereto, which is a materially accurate and complete list of all presently effective Contracts.
7.1.4    Each Rent Roll provided by Seller pursuant to the terms of this Agreement will, as of the date thereof, be the Rent Roll prepared for Seller in the ordinary course of its business, is the Rent Roll used and relied upon by Seller in connection with its ownership and operation of the Property and is, to the Seller’s knowledge, true and correct in all material aspects. Except as set forth on the Rent Roll or disclosed in the Seller Deliveries, to the knowledge of Seller, the Leases are in full force and effect, have not been amended or modified, and the full current rent is accruing thereunder. Except as set forth on the Rent Roll, no monthly rent has been paid more than one (1) month in advance (except as otherwise expressly permitted or required pursuant to the terms of the Lease) and no security deposit or prepaid rent has been paid. To Seller’s knowledge, and except as disclosed in the Rent Roll or the Seller Deliveries, no event has occurred or condition exists which, with or without notice or the passage of time, or both, would constitute a breach or a default by the landlord or by any tenant under the Leases. To Seller’s knowledge, Seller has received no notice from any tenant under the Leases claiming any breach or default by Seller under any of the Leases. To the knowledge of Seller, except as set forth on the Rent Roll, no concession, moving or relocation allowance or credit, or other payment or credit of any kind is presently owed, or will or could become due and payable, to any tenant under the Leases. Other than liens, encumbrances and security interests that will be terminated at or prior to Closing, Seller has not assigned, transferred, pledged or encumbered in any manner any of the Leases or any rents or other amount payable by any tenant thereunder.
7.1.5    To Seller’s knowledge, any work orders or correspondence regarding the Real Property (including the roof and foundation), or the mechanical, electrical, plumbing and life safety systems, for the last 12 calendar months, were included in the Seller Deliveries.
7.1.6    To Seller’s knowledge, Seller has received no written notice from any insurance broker, agent or underwriter that any non-insurable condition exists in, on or about the Real Property or any part thereof. Seller has received no notice, citation or other claim alleging any violation of any applicable building, earthquake, zoning, land use, environmental, antipollution, health, fire, safety, access and accommodations for the physically handicapped, subdivision, energy and resource conservation and similar laws, statutes, rules, regulations and ordinances, and Seller has no actual knowledge of any violation. To Seller’s knowledge, Seller has fully performed, satisfied and discharged all of the obligations, requirements and conditions imposed on the Real Property by the Approvals and/or the Permitted Exceptions.
7.1.7    Seller has not received, from any governmental authority or regulatory agency or, to Seller’s knowledge from any other person or entity, any written notice alleging a violation of any law, rule, regulation or order, that has not been cured prior to the date of this Agreement, relating to environmental conditions by reason of the presence of Hazardous Substances (as hereinafter defined) at the Property.
7.1.8    There is no litigation, arbitration or other legal or administrative suit, action, or proceeding of any kind (collectively, an “Action”) pending (including, without limitation, involving the federal Department of Housing and Urban Development or the Americans with Disabilities Act of 1990, as amended, or any other law, rule or regulation governing access by disabled persons) or, to Seller’s knowledge, is there any such Action threatened against or involving Seller or relating to the Property or any part thereof. Further, to Seller’s knowledge, there is no current on-going investigation with regard to any such matter. There is no general plan, land use or zoning action or proceeding of any kind, or general or special assessment action or proceeding of any kind, or condemnation or eminent domain action or proceeding of any kind pending or, to Seller’s knowledge, threatened or being contemplated with respect to the Real Property or any part thereof; provided, however, that Seller is currently pursuing a signage license/permit for the Property’s entrance sign, with respect to which all applications, plans, permits and correspondence has been provided to Buyer as part of the Seller Deliveries. There is no legal or administrative action or proceeding pending to contest or appeal the amount of real property taxes or assessments levied against the Real Property or any part thereof or the assessed value of the Real Property or any part thereof for real property tax purposes.
7.1.9    Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder.
7.1.10    Seller has not made a general assignment for the benefit of its creditors, and has not admitted in writing its inability to pay its debts as they become due, nor has Seller filed, nor does it contemplate the filing of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or any other proceeding for the relief of debts in general, nor has any such proceeding been instituted by or against Seller.
7.1.11    Except for CBRE (“Broker”), Seller has not dealt with any investment adviser, real estate broker or finder, or incurred any liability for any commission or fee to any investment adviser, real estate broker or finder, in connection with the sale of the Property to Buyer or this Agreement.
7.1.12    The transaction contemplated by this Agreement (and any underlying obligations contemplated by this Agreement) does not and shall not constitute a non-exempt prohibited transaction under the Employee Retirement Income Security Act of 1974 (“ERISA”) or a comparable violation of state law.

7.1.13    Seller is not any of the following: (i) a person or entity that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (herein called the “Executive Order”); (ii) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person or entity that is named as a “specifically designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (herein called “OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac; (iv) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (v) a person or entity that is affiliated with any person or entity identified in the foregoing clauses (i), (ii), (iii), or (iv).
7.1.14    Neither Seller nor, to Seller’s knowledge, any previous owner of the Property has sold, transferred, conveyed, or entered into any agreement regarding water or water rights relating to the Property, except as otherwise expressly set forth in the Title Commitment.
7.1.15    To Seller’s knowledge, the Seller Deliveries delivered to Buyer are accurate and complete copies of the documents in Seller’s or Property Manager’s possession.
All references in this Section 7.1 or elsewhere in this Agreement and/or in any other document or instrument executed by Seller in connection with or pursuant to this Agreement, to “Seller’s knowledge” or “to the knowledge of Seller” and words of similar import shall refer solely to facts within the actual knowledge (without independent investigation or inquiry) of Phillip M. Payonk, Chief Investment Officer of Property Manager, and shall not be construed to refer to the knowledge of any other employee, officer, director, member, shareholder or agent of Seller, Property Manager or any affiliate of Seller, and shall in no event be deemed to include imputed or constructive knowledge. Seller hereby affirms that Phillip M. Payonk is reasonably familiar with and has substantial knowledge of the facts regarding the Property, its condition, and its historical performance during the period of the Seller’s ownership thereof. Nothing in this Section 7.1 or the remainder of this Agreement shall give rise to any personal liability to the foregoing named individual.
7.2    Buyer’s Representations and Warranties. Buyer represents and warrants to Seller as follows (which representations, warranties and covenants shall survive the Closing for nine (9) months):
7.2.3    Buyer is a corporation, duly organized, validly existing, and in good standing under the laws of the State of California.
7.2.4    Buyer has all requisite power and authority to execute and deliver this Agreement and to carry out its obligations hereunder and the transactions contemplated hereby. This Agreement has been, and the documents contemplated hereby will be, duly executed and delivered by Buyer and constitute its legal, valid, and binding obligation enforceable against it in accordance with its terms.

7.2.5    Buyer is not any of the following: (i) a person or entity that is listed in the annex to, or is otherwise subject to the provisions of the Executive Order; (ii) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person or entity that is named as a “specifically designated national” or “blocked person” on the most current list published by OFAC at its official website, http://www.treas.gov/offices/enforcement/ofac; (iv) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (v) a person or entity that is affiliated with any person or entity identified in the foregoing clauses (i), (ii), (iii), or (iv).
7.2.6    Except for Broker, Buyer has not dealt with any investment adviser, real estate broker or finder, or incurred any liability for any commission or fee to any investment adviser, real estate broker or finder, in connection with the purchase of the Property or this Agreement.
8.    COVENANTS.
8.1    Seller. Seller covenants and agrees with Buyer as follows:
8.1.7    Between the end of the Due Diligence Period and the Closing Date, Seller shall not execute any new lease, contract, approval or encumbrance affecting the Real Property or amend, modify, renew, extend or terminate any of the existing Leases, Contracts, Approvals or Permitted Encumbrances in any respect without the prior approval of Buyer, which approval may be withheld in Buyer’s reasonable discretion; provided, however, that any existing Leases or any new leases that are either renewed on a month-to-month basis or are consistent with Seller’s ordinary course leasing practices in effect as of the date of expiration of the Due Diligence Period shall not require Buyer’s consent. Notwithstanding anything herein to the contrary, Buyer shall be deemed to have approved a proposed lease that is not consistent with Seller’s ordinary course leasing practices if Buyer has not made an objection to such lease within two (2) Business Days after Buyer’s receipt of such proposed lease and a written request for approval. Further, Seller may enter into Contracts for goods and services without the approval of Buyer, provided that such Contracts must be terminable upon no more than thirty (30) days’ notice without payment of any penalty or fee. Notwithstanding anything herein to the contrary, Buyer shall be deemed to have approved a proposed Contract that does not comply with the immediately preceding sentence if Buyer has not made an objection to such Contract within two (2) Business Days after Buyer’s receipt of such proposed Contract and a written request for approval.
8.1.8    Between the date of this Agreement and the Closing Date, Seller shall manage, operate, maintain and repair the Real Property and the Personal Property in the ordinary course of business in accordance with Seller’s ordinary course management, operating, maintenance and repair practices as in effect as of the date hereof, comply with the Approvals, Permitted Exceptions, and all covenants, conditions, restrictions, laws, statutes, rules, regulations and ordinances applicable to the Real Property or the Personal Property, keep the Contracts (unless replaced by new Contracts in accordance with the terms of this Agreement), the Approvals and Permitted Exceptions in force, immediately give Buyer copies of all notices received by Seller asserting any material breach or default under the Contracts or any violation of the Approvals,

Permitted Exceptions or any covenants, conditions, restrictions, laws, statutes, rules, regulations or ordinances applicable to the Real Property or the Personal Property, and perform when due all of Seller’s material obligations under the Leases, Contracts, Approvals and Permitted Exceptions in accordance with the terms thereof and all applicable laws.
8.1.9    Seller shall not (i) create or agree to any easements, liens, mortgages, encumbrances or other interests that would adversely affect the Property or Seller’s ability to comply with this Agreement; (ii) initiate or consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any part of the Real Property (other than actions in connection with the entry signage license or permit described above; it being understood and agreed that such action may continue but shall not require any action or payment by Buyer after Closing without Buyer’s prior written consent, other than with respect to the acquisition and installation of any signage allowed under such license or permit that Buyer elects to install, the cost of which shall, as between Seller and Buyer, be borne by Buyer); (iii) fail to pay when due and payable all taxes and other public charges assessed against the Real Property or Seller; (iv) fail to keep current and free from monetary or material non-monetary default any and all secured financing against the Real Property; or (v) subject to resolution of any reasonable objections thereto, fail to pay in a timely fashion all proper bills for labor or services for work performed for or on behalf of Seller with respect to the Property. Between the date of this Agreement and the Closing Date, Seller shall keep in force its current property insurance for the Property in effect as of the date hereof covering all buildings, structures, improvements, machinery, fixtures and equipment included in the Real Property.
8.1.10    Seller shall immediately furnish to Buyer copies of all written communications received by Seller from any person (including notices, complaints, claims or citations that any Release or threatened Release of any Hazardous Substances or any violation of any Environmental Laws has actually or allegedly occurred) or given by Seller to any person concerning any past or present Release or threatened Release of any Hazardous Substances in, on or under the Real Property (or any nearby real property which could migrate to the Real Property) or any past or present violation of any Environmental Laws at the Real Property. Seller shall not be deemed to have breached the foregoing covenants with respect to Lawful Substances. As used in this Agreement, the following definitions shall apply: “Environmental Laws” shall mean all federal, state and local laws, ordinances, rules and regulations now or hereafter in force, as amended from time to time, in any way relating to or regulating human health or safety, or industrial hygiene or environmental conditions, or protection of the environment, or pollution or contamination of the air, soil, surface water or groundwater, and includes the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., the Clean Water Act, 33 U.S.C. § 1251, et seq., and the Hazardous Substance Account Act. “Hazardous Substances” shall mean any substance or material that is described as a toxic or hazardous substance waste or material or a pollutant or contaminant, or words of similar import, in any of the Environmental Laws, and includes, without limitation, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, medical waste, and chemicals which may cause cancer or reproductive toxicity. “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, including continuing migration, of Hazardous Substances into or through soil, surface water or groundwater. “Lawful Substances” shall mean the safe and lawful use and storage by Seller, any tenant or any other person of quantities of (i) pre-packaged supplies, cleaning materials and petroleum products customarily used in the operation and maintenance of comparable multifamily properties, (ii) cleaning materials, personal grooming items and other items sold in pre-packaged containers for consumer use and used by tenants and occupants of residential dwelling units in the Property, and (iii) petroleum products used in the operation and maintenance of motor vehicles from time to time located on the Property’s parking areas, so long as all of the foregoing are used, stored, handled, transported and disposed of in compliance with Environmental Laws.
8.1.11    Seller shall promptly (i) notify Buyer in writing of any litigation, arbitration, condemnation or administrative hearing before any court or governmental agency concerning Seller or the Property that is instituted after the date hereof, (ii) provide to Buyer copies of any Leases or Contracts entered into after the date hereof (subject to the terms of Section 8.1.1 above) and, upon Buyer’s request, and any other documents or materials received by Seller from and after the date hereof that would have been included in Seller Deliveries if received by Seller prior to such date, and (iii) within two (2) Business Days after Seller’s receipt of a request therefor, provide to Buyer an updated Rent Roll with all information concerning the Leases updated through the date that is one (1) Business Day before the date that the updated Rent Roll is delivered to Buyer.
8.1.12    Seller shall indemnify and defend Buyer against and hold Buyer harmless from all claims, demands, liabilities, losses, damages, costs and expenses, including reasonable attorneys’ fees and disbursements (i) that may be suffered or incurred by Buyer if any representation or warranty made by Seller in Section 7.1 hereof was untrue or incorrect in any material respect when made or that may be caused by any breach by Seller of any such representation or warranty, or (ii) arising from or based on any personal injury occurring in, on or about the Property before the Closing Date; provided, however that with respect to a claim for indemnification under this subsection (ii), Seller or Seller’s insurer shall be entitled to select counsel and control the disposition of the personal injury claim each in its reasonable and good faith discretion, subject to the prior approval of Buyer of such counsel (not to be withheld unless a conflict of interest exists) and provided that no disposition shall include any liability or admission of Buyer without Buyer’s prior written consent in Buyer’s sole and absolute discretion. Any claim made by Buyer in connection with said indemnities shall be (x) contingent upon the Closing of the sale and (y) made within nine (9) months after the Closing or shall automatically be null, void and of no force or effect whatsoever. Buyer’s right to recover hereunder for any such indemnity claim shall not be available unless the total amount of all claims exceeds $25,000.00 and further shall be limited to recovery of damages not to exceed $350,000.00. Further, Buyer shall not be entitled to indemnification from Seller with respect to a breach by Seller of a representation or warranty of which Buyer had actual knowledge prior to Closing.
8.1.13    Between the date of this Agreement and the Closing Date, Seller shall not (i) in any manner sell, convey, assign, transfer, encumber or otherwise dispose of the Property or any part thereof or interest therein, or (ii) market, initiate, solicit, continue or respond to any offers or negotiations related to the sale of the Property or any material portion thereof or interests therein; it being understood and agreed that Seller shall work exclusively with Purchaser until the expiration of the Due Diligence Period, and thereafter until the Closing Date unless this Agreement is terminated in accordance with its terms.
8.1.14    Seller shall pay all commissions, fees and expenses due to Broker in respect of the sale of the Property to Buyer or this Agreement. Seller hereby agrees to indemnify and hold Buyer harmless from and against any and all claims for brokerage or finder’s fees or other similar commissions or compensation made by any and all other brokers or finders claiming to have dealt with Seller in connection with this Agreement or the consummation of the transaction contemplated hereby. The terms of this Section 8.1.8 shall survive Closing.
8.2    Buyer. Buyer covenants and agrees with Seller as follows:
8.2.1    Buyer shall use commercially reasonable efforts, in good faith and with diligence, to cause all of the representations and warranties made by Buyer in Section 7.2 above to be true and correct on and as of the Closing Date. Buyer shall indemnify and defend Seller against and hold Seller harmless from all claims, demands, liabilities, losses, damages, costs and expenses, including reasonable attorneys’ fees and disbursements (i) that may be suffered or incurred by Seller if any representation or warranty made by Buyer in Section 7.2 above was untrue or incorrect in any material respect when made or that may be caused by any breach by Buyer of any such representation or warranty, or (ii) arising from or based on any personal injury occurring in, on or about the Property after the Closing Date; provided, however that with respect to a claim for indemnification under this subsection (ii), Buyer shall be entitled to select counsel and control the disposition of the personal injury claim each in its reasonable and good faith discretion, subject to the prior approval of Seller of such counsel (not to be withheld unless a conflict of interest exists) and provided that no disposition shall include any liability or admission of Seller without Seller’s prior written consent in Seller’s sole and absolute discretion. Any claim made by Seller in connection with said indemnities shall be (x) contingent upon the Closing of the sale and (y) made within nine (9) months after the Closing or shall automatically be null, void and of no force or effect whatsoever. Seller’s right to recover hereunder for any such indemnity claim shall not be available unless the total amount of all claims exceeds $25,000.00 and further shall be limited to recovery of damages not to exceed $350,000.00. Further, Seller shall not be entitled to indemnification from Buyer with respect to a breach by Buyer of a representation or warranty of which Seller had actual knowledge prior to Closing.
8.2.2    Intentionally omitted.
8.2.3    Buyer hereby agrees to indemnify and hold Seller harmless from and against any and all claims for brokerage or finder’s fees or other similar commissions or compensation made by any and all other brokers or finders claiming to have dealt with Buyer in connection with this Agreement or the consummation of the transaction contemplated hereby, other than Broker. The terms of this Section 8.2.3 shall survive Closing.
9.    ADJUSTMENTS AND PRORATIONS.

9.1    Generally. All taxes (including, without limitation, real estate taxes and personal property taxes), collected rents, laundry income, fees, rents and other income paid under any cable contracts Buyer elects to assume pursuant to Section 6.6 above (excluding any amounts paid on or about execution of the applicable contract for rights and privileges provided over the term of the applicable contract), parking income, furniture rental, charges for utilities (including water, sewer, gas, and fuel oil) and for utility services, maintenance services, maintenance and service contracts, all operating costs and expenses, and all other income, costs, and charges of every kind which in any manner relate to the operation of the Property (but not including insurance premiums) shall be prorated as of 11:59 p.m. the day immediately preceding the Date of Closing (the “Proration Date”). On the Date of Closing, Seller shall deliver to Buyer all inventories of supplies on hand at the Property owned by Seller, if any, at no additional cost to Buyer. The parties acknowledge and agree that any referral fees due to apartment locators for any Leases executed after the date of this Agreement shall be paid by the party that owns the Property when such referral fee obligation is incurred; provided, however that with respect to any such fee to be paid by Buyer, the fee is pursuant to a Contract previously provided to Buyer or Seller shall have, to the extent Buyer’s approval of any such Lease is required, provided written notice to Buyer prior to the execution of the Lease that such fee will be due and payable. Seller may request from the applicable utility company(ies) that all utility meters be read on the day before the Closing Date and Seller shall credit against the Purchase Price (or furnish evidence of prior payment) an amount equal to all unpaid utility charges incurred or accrued to the reading of such utility meters. At its election, Seller shall be entitled to notify any service provider of its election to terminate any utility service accounts and to receive the return of any utility deposits held by any utility provider, in which event Buyer shall be responsible for establishing its own replacement arrangements for such services.
9.2    Rental Income. Rental income from the Property (including, without limitation, laundry income, late fees and charges, and all other payments received from tenants under or in connection with the Leases) shall be prorated as of the Proration Date. Non-delinquent rents shall be prorated as of the Proration Date. Rents delinquent as of the Proration Date (i.e., rents that are due and owing after the expiration of any applicable grace period or, if no grace period is provided, after the date such rents are due), but collected later, shall be prorated as of the Proration Date when collected. Rents collected after the Proration Date from tenants whose rental was delinquent at the Proration Date shall be deemed to apply first to the current rental due at the time of payment and second to rentals which were delinquent as of the Proration Date. Rents collected after the Proration Date to which Seller is entitled shall be promptly paid to Seller. For a period of sixty (60) days after the Closing Date, Buyer shall in good faith use reasonable efforts to collect all rents which are delinquent as of the Proration Date with no obligation to incur any expenses or commence litigation to collect such rents. Seller may use reasonable efforts (commencing as of sixty-one (61) days after the Closing Date with respect to any tenants that remain in occupancy at the Property), including litigation, to collect any rents delinquent as of the Proration Date which are uncollected; provided, however, in exercising its remedies against tenants as outlined in this Section, Seller shall not evict any tenant of the Property or otherwise unreasonably interfere with Buyer’s operation of the Property. With respect to unapplied security deposits, if any, made by tenants at the Property, Buyer shall receive credit therefor at Closing. Any leasing commissions with respect to the Leases shall be the sole responsibility of Seller, and shall be paid or discharged fully at or prior to Closing.

9.3    Proration Period. If any of the items subject to proration hereunder cannot be prorated as of the Proration Date because the information necessary to compute such proration is unavailable, or if any errors or omissions in computing prorations as of the Proration Date are discovered subsequent to the Close of Escrow, then such item shall be reapportioned and such errors and omissions corrected as soon as practicable after the Close of Escrow and the proper party reimbursed within thirty (30) days after such party’s receipt of written demand therefor. This covenant shall survive the Closing of the sale contemplated hereby for a period of one (1) year with respect to tax prorations and ninety (90) days with respect to all other prorations, and shall then terminate.
9.4    Rent Ready Adjustments. Not more than forty-eight (48) hours prior to Close of Escrow (“Walk Though Date”), a representative of Buyer and a representative of Seller shall conduct an onsite walk-through of the then unoccupied rental units on the Property to determine whether such unoccupied rental units are in “rent ready” condition. With respect to any rental unit that is vacated on or before five (5) days prior to Close of Escrow that Seller has not placed in a “rent ready” condition before the Walk Through Date, Buyer shall receive a credit against the Purchase Price at Closing in the amount of $750.00 per unit. As used herein, “‘rent ready’ condition” means Seller’s practice and procedures, as of the date of this Agreement, for placing units in “rent ready” condition. Nothing contained in this Section 9.4 shall be construed as limiting Buyer’s rights and Seller’s obligations under the other provisions of this Agreement.
10.    CLOSING DOCUMENTS.
10.1    Seller’s Deliveries. Conditioned upon performance by Buyer hereunder, Seller shall execute and deliver to Escrow Holder prior to Closing the following:
10.1.1    Deed. A special warranty deed with respect to the Real Property, in the form of attached Exhibit “D” (the “Deed”), subject only to the Permitted Exceptions;
10.1.2    Assignment and Assumption of Leases, Contracts and Approvals. An assignment of all of Seller’s right, title and interest in and to the Leases, Contracts, Approvals and Intangible Property in the form of attached Exhibit “E” (“General Assignment”);
10.1.3    Bill of Sale. A bill of sale in the form of attached Exhibit “F”, assigning and transferring to Buyer all of the right, title, and interest of Seller in and to the Personal Property;
10.1.4    Non-Foreign Certificate. A certification that Seller is not a non-resident alien (a foreign corporation, partnership, trust, or estate as defined in the Internal Revenue Code and Treasury Regulations promulgated thereunder), in the form of attached Exhibit “G”; and
10.1.5    Tenant Notices. Notices to the tenants under all Leases of the occurrence of the sale of the Property in the form of attached Exhibit “H”, as may be modified at the reasonable request of Buyer to conform to the requirements of applicable law.

10.1.6    Affidavit(s). An affidavit(s) as to construction, debts, liens and parties in possession in the form customarily used by Escrow Holder, certified to Buyer and Escrow Holder, identifying no construction, debts, liens or parties in possession (other than residential tenants disclosed to Buyer) that may affect the Property after the Closing Date.
10.1.7    Rent Roll. An updated Rent Roll, in the same form and with the same categories of information as on the initial Rent Roll, with all information concerning the Leases updated through the Proration Date.
10.2    Buyer’s Deliveries. Conditioned upon performance by Seller hereunder, Buyer shall execute and deliver to Escrow Holder prior to Closing the General Assignment and the Deed.
10.3    Other Closing Documents. Each party shall deliver to the other party or Escrow Holder such duly executed and acknowledged or verified certificates, affidavits, and other usual and customary closing documents respecting the power and authority to perform the obligations hereunder and as to the due authorization thereof by the appropriate corporate, partnership, or other representatives acting for it, as counsel for the other party or Escrow Holder may reasonably request, and such conveyancing or transfer tax forms or returns, if any, as are required to be delivered by Seller or Buyer under applicable state or local law in connection with the conveyance of the Real Property. Each party shall deliver any additional documents that the other party or Escrow Holder may reasonably require for the proper consummation of the transaction contemplated by this Agreement; provided, however, that no such additional document shall expand any obligation, covenant, representation or warranty of such party or result in any new or additional obligation, covenant, representation or warranty of such party under this Agreement beyond those expressly set forth in this Agreement.
10.4    Closing Documents. All documents to be delivered to Escrow Holder pursuant to this Section 10 shall hereinafter be referred to as “Closing Documents”.
10.5    Possession. Upon Closing, Seller shall deliver to Buyer sole possession of the Property, subject to the rights of tenants in possession (as residential tenants only) under the Leases.
11.    COSTS. Seller shall pay the cost of the Title Commitment and any updates thereto, the cost of a standard ALTA Owner’s Policy of Title Insurance (the “Title Policy”), the costs of any endorsements to the Title Policy to the extent that such endorsements are necessary to cure any Objections that Seller has elected or is required to cure, the cost of preparation of Seller’s Closing Documents, and all costs relating to the proposed signage license/permit for the Property’s entrance sign described above. Buyer shall pay all real estate transfer taxes and documentary stamps, the cost for any extended ALTA title insurance coverage, if desired, the cost of any endorsements to the title policy (if requested by Buyer), the cost of preparation of Buyer’s Closing Documents, and the cost of any updated survey, if desired. Seller and Buyer shall each pay one-half (1/2) of (i) Escrow Holder’s escrow fee (excluding charges assessed by Escrow Holder for special services, which shall be paid by the party requesting or using such special services), and (ii) recording fees for the Deed. Each party shall pay its own attorney’s fees and closing costs.

12.    CASUALTY OR CONDEMNATION. During the period from the Opening of Escrow through Closing, all risk of loss from fire or other casualty or condemnation shall be borne by Seller. If, before the Closing Date, (i) the improvements on the Real Property are materially damaged by any casualty, or (ii) proceedings are commenced for the taking by exercise of the power of eminent domain of all or a material part of the Property, Buyer shall have the right, by giving notice to Seller within twenty (20) days after Seller gives written notice of the casualty or condemnation to Buyer, to terminate this Agreement, in which event this Agreement shall automatically terminate and the Deposit shall be returned to Buyer. If, before the Closing Date, (a) the improvements on the Real Property are damaged by any casualty, but not in a material manner, (b) proceedings are commenced for the taking by exercise of the power of eminent domain of less than such a material part of the Property, or (c) Buyer has the right to terminate this Agreement pursuant to the preceding sentence but Buyer does not exercise such right, then this Agreement shall remain in full force and effect and, on the Closing Date, one of the following shall occur, as applicable: (1) in the event of a casualty, Buyer shall receive (w) a credit against the cash balance of the Purchase Price payable at Closing to the extent of payments received by or on behalf of Seller prior to the Closing Date under any applicable insurance policy or policies in effect with respect to the Property (to the extent that such payments have not been reasonably expended in connection with the repair of any such casualty and do not exceed $50,000 in the aggregate unless otherwise agreed by Buyer or unless such repairs are, in Seller’s reasonable judgment, necessary to preserve the Property or protect the health, safety or welfare of Tenants under any Leases or of any visitors or invitees on the Property), (x) an assignment of Seller's rights to any payments which may be payable subsequent to the Closing Date under any applicable insurance policy or policies in effect with respect to the Property (or, if Seller’s insurer does not permit such policy and/or payments to be assigned to Buyer, Seller shall promptly remit such funds to Buyer after receipt of any such amounts), (y) an assignment of Seller's rights to payments with respect to rents due subsequent to the Closing Date under any rental insurance policy or policies with respect to the Property (or, if Seller’s insurer does not permit such policy and/or payments to be assigned to Buyer, Seller shall promptly remit such funds to Buyer after receipt of any such amounts), and (z) a credit against the cash balance of the Purchase Price payable at the Closing in an amount equal to the aggregate amount of the deductibles with respect to all such insurance policies, but there shall be no other credit against or reduction in the Purchase Price attributable to such casualty; or (2) the condemnation award (or, if not theretofore received, the right to receive such award) payable on account of the taking shall be transferred to Buyer. Seller shall give notice to Buyer immediately after the occurrence of any damage to the improvements on the Real Property by any casualty or the commencement of any eminent domain proceedings. Buyer shall have a period of twenty (20) days after Seller has given the notice to Buyer required by this Section 12 to make the determination as to whether to terminate this Agreement. If necessary, the Closing Date shall be postponed until Seller has given the notice to Buyer required by this Section 12 and the period of twenty (20) days described in this Section 12 has expired. For purposes hereof, material shall mean, in the event of a casualty, the cost of repair of such damage to a condition substantially equivalent to that immediately prior to such casualty equals or exceeds two percent (2%) of the Purchase Price and in the event of a condemnation, such taking shall have a materially adverse effect on the use or value of, access to, or parking at, the Property or otherwise affects more than five percent (5%) of the square footage of the improvements located on the Real Property or ten (10) or more apartment units. Seller’s obligation to remit any funds collected by Seller that are to be remitted to Buyer pursuant to this Section 12 shall survive Closing.
13.    ATTORNEYS’ FEES. In any action to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to an award of its attorneys’ fees and costs.
14.    ASSIGNMENT. Buyer may not assign Buyer's rights and obligations under this Agreement (which shall include its rights in and to the Deposit) to a third party (“Assignee”) without Seller’s prior written consent. Notwithstanding the foregoing to the contrary, Buyer shall have the one-time right to transfer all of its rights under this Agreement to an Assignee without Seller’s prior consent (but with notice to Seller of such assignment) so long as Buyer or an affiliate of Buyer controls, or is under control with, such Assignee entity. Any permitted assignment shall be on the further condition that the Assignee expressly assumes the obligations of Buyer hereunder in a written agreement, which agreement will also set forth the Assignee's taxpayer identification number. Buyer shall promptly provide Seller with a copy of any such written assignment. Any attempt to assign the Agreement other than in accordance with this Section 14 shall be null and void and considered a default hereunder. Notwithstanding any such permitted assignment, Buyer shall remain liable for the performance of its obligations hereunder to the extent of any default of Assignee thereof. Subject to the foregoing provisions of this Section 14, this Agreement shall inure to the benefit of and be binding on the parties hereto and their respective heirs, legal representatives, successors, and assigns. This Agreement is for the sole benefit of Seller and Buyer (including a permitted Assignee), and no third party (including, without limitation, subsequent owners of the Property) is intended to be a beneficiary of or have the right to enforce this Agreement.
15.    WAIVER. No waiver of any breach of any agreement or provision contained herein shall be deemed a waiver of any preceding or succeeding breach of any other agreement or provision herein contained. No extension of time for the performance of any obligation or act shall be deemed an extension of time for the performance of any other obligation or act.
16.    GOVERNING LAW; TIME. This Agreement shall be construed under the laws of the State in which the Real Property is located (without regard to the principles thereof governing conflicts of laws). All periods of time referred to in this Agreement shall include all business and non-business days unless such period of time specifies business days; provided, however, that if the date or last date to perform any act or give a notice with respect to the Agreement shall fall on a day that is not a business day, such act or notice may be timely performed or given on the next succeeding business day.
17.    1031 PROVISIONS. Upon Seller's request to Buyer, subject to the terms and conditions of this Section 17, Buyer agrees to reasonably cooperate with Seller so that Seller's transfer of the Property to Buyer shall, at Seller's election, be accomplished in a manner enabling the transfer to qualify as part of a like-kind exchange of property by Seller within the meaning of Section 1031 of the Internal Revenue Code (a “Like-Kind Exchange”). Seller may enter into a like-kind exchange agreement with a third party exchange accommodation titleholder or qualified intermediary and, in connection therewith, assign its rights (but not its obligations) under this Agreement to said third party. Notwithstanding anything herein to the contrary, Buyer’s reasonable cooperation with Seller in the Like-Kind Exchange shall be without any cost, expense or liability to Buyer and without reduction or alteration of the rights of Buyer under this Agreement and with respect to Seller, and Buyer shall not be required to undertake any liability or obligation. Such Like-Kind Exchange shall in no event extend the Closing Date or be a condition to Closing. As part of such Like-Kind Exchange, Seller shall convey the Property directly to Buyer and Buyer shall not be obligated to acquire any other property or interests as part of such Like-Kind Exchange. Seller hereby agrees to indemnify and hold Buyer harmless and defend Buyer from any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees and expenses and court costs) of any kind and nature in connection with the Like-Kind Exchange, including without limitation Buyer's cooperation with Seller to accomplish the Like-Kind Exchange for benefit of Seller. Nothing herein shall release Seller of any of the obligations or liabilities under this Agreement. The terms of this Section 17 shall survive Closing or any earlier termination of this Agreement.
18.    CONFIDENTIALITY. Prior to the Closing, the parties shall use commercially reasonable efforts to ensure that no disclosure of information not already in the public domain occurs regarding this transaction or the “Information” (as defined below); provided, however, such disclosures may be made (a) to the parties’ respective members, consultants, contractors, engineers, partners, investors, employees, agents, representatives, brokers, advisors and attorneys (individually, a “Representative” and, collectively, “Representatives”), provided each Representative shall be instructed to maintain the confidentiality of the Information (and Buyer hereby indemnifies and holds harmless Seller from any failure of such Representatives to comply with such terms), or (b) as required by applicable law. As used in this Agreement, the term “Information” shall mean any of the following: (i) all information and documents in any way relating to the Property, the operation thereof or the sale thereof, including, without limitation, the terms of sale, the contractual terms set forth in this Agreement, all Leases and Contracts furnished to, or otherwise made available for review by, Buyer or Buyer’s Representatives, or by Seller or Seller’s Representatives, and (ii) all analyses, compilations, data, studies, reports or other information or documents prepared or obtained by Buyer or Buyer's Representatives containing or based on, in whole or in part, the information or documents described in the preceding clause (i), or otherwise reflecting their review or investigation of the Property. Notwithstanding any provision of law to the contrary, if either party asserts a claim of breach alleging a violation of this Section 18, the party asserting such claim shall carry the burden of proof. Notwithstanding anything herein to the contrary, Seller hereby acknowledges and agrees that Buyer and its Representatives may communicate with any governmental authority or quasi-governmental authority for the purpose of gathering information in connection with the Property or Seller, or the transaction contemplated by this Agreement.

19.    NOTICES. All notices required or permitted to be given hereunder shall be in writing and sent by overnight delivery service (such as Federal Express), in which case notice shall be deemed given on the day after the date sent, or by personal delivery, in which case notice shall be deemed given on the date received, or by certified mail, in which case notice shall be deemed given three (3) days after the date sent, or by electronic mail (with copy by overnight delivery service), in which case notice shall be deemed given on the date sent, to the appropriate address set forth below or at such other place or places as either Buyer or Seller may, from time to time, respectively, designate in a written notice given to the other in the manner described above.

To Seller:
c/o Bluerock Real Estate, L.L.C.
712 Fifth Avenue, 9th Floor
New York, NY 10019
Attention: Jordan Ruddy and Mike Konig
Telephone No.: (646) 278-4223
Email: jruddy@bluerockre.com or mkonig@bluerockre.com

With Copy To:	Hirschler Fleischer PC 2100 East Cary Street Richmond, VA 23223 Attention: S. Edward Flanagan Telephone No.: (804) 771-9592 Email: eflanagan@hf-law.com
To Buyer:	Steadfast Asset Holdings, Inc. 18100 Von Karman Ave., Suite 500 Irvine, CA 92612 Attn: Ana Marie del Rio, Esq. E-mail: adelrio@steadfastcompanies.com Telephone No.: (949) 852-0700
With Copy To:	Garrett DeFrenza Stiepel Ryder LLP 3200 Bristol Street, Suite 850 Costa Mesa, CA 92626 Attn: Marcello F. De Frenza, Esq. Telephone No. (714) 384-4300 Email: mdefrenza@gdsrlaw.com
20.    ENTIRE AGREEMENT; NO RECORDING. This instrument, executed in duplicate, sets forth the entire agreement between the parties and may not be canceled, modified, or amended except by a written instrument executed by both Seller and Buyer. Buyer shall not cause or allow this Agreement, nor any memorandum or other evidence hereof, to be recorded or become a public record without Seller's prior written consent, which consent may be withheld at Seller's sole discretion; provided however that Buyer shall be entitled to record any lis pendens or any lien against the Property as and when expressly permitted under Section 3.4 above. If Buyer records this Agreement or any other memorandum or evidence thereof, Buyer shall be in default of its obligations under this Agreement.

21.    COUNTERPARTS; COPIES. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. Electronic, photocopy and facsimile copies of signatures may be used in place and stead of original signatures with the same force and effect as originals.
22.    AUTHORITY. The individual(s) executing this Agreement on behalf of each party hereto hereby represent and warrant that he/she has the capacity, with full power and authority, to bind such party to the terms and provisions of this Agreement.
23.    RECORD ACCESS AND RETENTION. At Buyer’s request, Seller shall promptly provide to Buyer (at Buyer’s expense) copies of, or shall provide Buyer reasonable access to, such factual information as may be reasonably requested by Buyer, and in the possession or control of Seller, or its property manager or accountants, to enable Buyer’s auditor to conduct an audit, in accordance with Rule 3-14 of Securities and Exchange Commission Regulation S-X, of the income statements of the Property for the year to date of the year in which Closing occurs plus the two (2) immediately preceding calendar years (provided, however, that other than fees paid or payable to Seller, a Seller affiliate or a third party for on-site property management, such audit shall not include an audit of asset management fees internally allocated by Seller (as opposed to paid to a third party) or interest expenses attributable to the Seller). Buyer shall be responsible for all out-of-pocket costs associated with any such audit. Seller shall reasonably cooperate (at no cost to Seller) with Buyer’s auditor in the conduct of such audit. In addition, to the extent available Seller agrees to provide to Buyer or any affiliate of Buyer, if requested by such auditor, historical financial statements for the Property, including (without limitation) income and balance sheet data for the Property, whether required before or after Closing. Without limiting the foregoing, (i) Buyer or its designated independent or other auditor may audit Seller’s operating statements of the Property, at Buyer’s expense, and, to the extent available, Seller shall provide such documentation as Buyer or its auditor may reasonably request in order to complete such audit, and (ii) Seller shall, to the extent available, furnish to Buyer such financial and other information as may be reasonably required by Buyer or any affiliate of Buyer to make any required filings with the Securities and Exchange Commission or other governmental authority. Seller shall maintain its records for use under this Section 23 for a period of not less than nine (9) months after the Closing Date. The provisions of this Section shall survive Closing.
24.    CONTRACT CONSIDERATION. The parties have bargained for and expressly agree that the rights and obligations of each party contained in this Agreement, including, without limitation, Buyer’s obligation to deliver the Independent Contract Consideration (as hereinafter defined) to Escrow Holder, constitute sufficient consideration for the other party’s execution, delivery and performance of this Agreement in accordance with its terms, including without limitation, Buyer’s exclusive right to inspect and purchase the Property pursuant to this Agreement and all contingencies and conditions of Closing for the benefit of Buyer set forth in this Agreement. Buyer shall deliver to Escrow Holder, in addition to and together with Buyer’s delivery to Escrow Holder of the Initial Deposit, the sum of ONE HUNDRED AND 00/100 DOLLARS ($100.00) (“Independent Contract Consideration”). Escrow Holder shall release and deliver the Independent Contract Consideration to Seller immediately following receipt from Buyer without the need for further instruction from any party. The Independent Contract Consideration is in addition to and independent of any other consideration or payment provided in this Agreement, is non‑refundable, is fully earned, and shall be retained by Seller notwithstanding any other provision of this Agreement.
25.    JURY TRIAL WAIVER. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH SELLER AND/OR BUYER MAY BE PARTIES ARISING OUT OF, IN CONNECTION WITH, OR IN ANY WAY PERTAINING TO, THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY THE PARTIES AND EACH HEREBY REPRESENTS AND WARRANTS TO THE OTHER THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. EACH PARTY FURTHER REPRESENTS AND WARRANTS TO THE OTHER THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, OF ITS OWN FREE WILL, AND HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. THE PROVISIONS OF THIS SECTION SHALL SURVIVE CLOSING OR THE TERMINATION OF THIS AGREEMENT.
26.    COUNSEL. Each party hereto warrants and represents that each party has been afforded the opportunity to be represented by counsel of its choice in connection with the execution of this Agreement and has had ample opportunity to read, review, and understand the provisions of this Agreement.
27.    EQUAL PARTICIPATION. Seller and Buyer have participated equally in the preparation of this Agreement, and, therefore, this Agreement and each provision hereof shall not be construed in favor of or against any party to this Agreement by reason of one party’s being deemed to have prepared this Agreement or imposed such provision.
28.    TIME IS OF THE ESSENCE. Time is of the essence under this Agreement.
29.    SURVIVAL. Except for (a) any other provisions in this Agreement that by their express terms survive the termination or Closing; (b) any payment obligation of Buyer under this Agreement; and (c) any payment obligation of Seller under this Agreement (the foregoing (a), (b) and (c) referred to herein as the "Survival Provisions"), none of the terms and provisions of this Agreement shall survive the termination of this Agreement, and if the Agreement is not so terminated, all of the terms and provisions of this Agreement (other than the Survival Provisions, which shall survive the Closing) shall be merged into the Closing documents and shall not survive Closing.

[SIGNATURES APPEAR ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

SELLER:

BR CREEKSIDE LLC,
a Delaware limited liability company

By:	BR Hawthorne Creekside JV, LLC, a Delaware limited liability company, its sole Member

By:	BR Creekside Managing Member, LLC, a Delaware limited liability company, its Manager

By:	BEMT Creekside, LLC, a Delaware limited liability company, its Manager

By:	Bluerock Residential Holdings, L.P., a Delaware limited partnership, its sole member

By: Bluerock Residential Growth REIT, Inc., a Maryland corporation, its general partner

By:_/s/ R. Ramin Kamfar________
R. Ramin Kamfar, Chief Executive Officer and President

BUYER:

STEADFAST ASSET HOLDINGS, INC.,
a California corporation

By: /s/ Ana Marie del Rio
Name: Ana Marie del Rio
Its: Vice President

THE UNDERSIGNED HEREBY ACCEPTS THE FOREGOING PURCHASE AND SALE AGREEMENT AS OF FEBRUARY 24, 2014, AND AGREES TO ACT AS ESCROW HOLDER IN ACCORDANCE THEREWITH.

MADISON TITLE AGENCY, LLC

By: /s/ Daniela Graca
Escrow Officer

EXHIBIT “A”
Description of Real Property

EXHIBIT “A”

EXHIBIT “B”

Personal Property Description
[Attached]

{10262179.3}    EXHIBIT “C”

EXHIBIT “C”
Due Diligence Documents

CONSTRUCTION / REHABILITATION
1	N/A
2	Construction contracts, if any
3	Current capital improvements with schedule (past 3 years) and Capital expenditure budget for next 3 years 2011 and 2012 MAJOR EXPENSES REPORT TO BE PROVIDED WITHIN THREE BUSINESS DAYS
4	Detailed unit-by-unit list of upgraded vs. non-upgraded units (if applicable)
5	Warranties in effect, if any (construction, roof, mechanical equipment, etc.)
6	Copies of all licenses and permits, including business license (with expiration date & annual costs), fictitious business name statements and building permits (showing placed in service dates)
7	Certificate(s) of Occupancy for all buildings
8	List and description of tenant work in progress, if any
9	Copies of all governmental correspondence or notices pertaining to the property, including but not limited to building code, health code, zoning and fire code
10	Maintenance records/work orders, including water intrusion log, for past 12 months
11	Operation & Maintenance (O&M) Manuals, if any, for maintenance of equipment
FINANCIAL
1	Monthly operating statements, YTD & 3-year historical (cash flow and income statements, balance sheets) JANUARY OPERATING STATEMENT TO BE PROVIDED WITHIN THREE BUSINESS DAYS
2	Year-end financial statements: Trailing-12 and audited statements, past 3 years
3	Operating budget, current year and/or next available
4	Property tax bills and Assessment, current and past 3 years, with proof of payment (including special assessments or districts and appeals)
5	Utility bills for any master-metered utility expenses and any resident unit utilities paid by the Property, monthly YTD and past calendar year
6	List of utilities paid by Owner/Residents and list of account numbers
7	List of meters and required deposits (if any / typically for gas, electric, water, phone)
8	Security deposit/resident ledgers, current
9	Name and version of accounting software
10	Tax returns, past 3 years - For company purchases only
11	Loan documents (full closing binder) - For loan assumptions only
12	REIT Property Services Questionnaire (form for completion to be provided)
13	General Ledger, prior year, most recent quarter-end and YTD (in Excel format)
14	Trial Balance, prior year, most recent quarter-end and YTD (in Excel format)
15	Bank Statements and Reconciliations, prior year, most recent quarter-end and YTD (monthly) BANK RECONCILIATIONS FOR JANUARY THROUGH MARCH 2013 TO BE PROVIDED WITHIN THREE BUSINESS DAYS
16	Cash Disbursement Journal, prior year, most recent quarter-end and YTD
17	N/A

18	Accounts Payable Aging Detail, prior year, most recent quarter-end and YTD
19	Aged Delinquency Report (showing total rent outstanding) with status of any files placed for eviction or collection
20	Rent and expense selections, prior year, most recent quarter-end and YTD (25 respective selections to be made by Buyer’s independent REIT 3-14 auditors based upon items received for #12-16 above)
21
Payroll selections, prior year, most recent quarter-end and YTD (2-months of selections with detailed support to be made by Buyer’s independent REIT 3-14 auditors; detailed support to be requested may include inputs, timecards, reimbursement calculations, agreements or contracts as necessary, to support and recalculate the payroll amounts shown in the financial statements)

MANAGEMENT/LEASING/OPERATIONS
1
Monthly rent rolls, prior year and YTD, in Excel (with all lease charges broken out, to include unit square footage, monthly rent, deposits, financial concessions, other concessions, lease term, extension options, defaults (financial or otherwise), and such other information as Buyer may require)

2	Market rent survey (comparison of subject w/other properties)
3	Occupancy history, monthly for past 3 years and current YTD
4	Current leases for all tenants with all available tenant correspondence files (including amendments/letters/agreements/default notices given or received)
5
Current or former lease selections, as the case may be, with copies of back-up for rents received (for both resident and any housing authority portion paid, as applicable), prior year and YTD (25 selections to be made by Buyer’s independent REIT 3-14 auditors)

6	Current form of lease with all addenda
7	List of leases under negotiation or currently out for signature
8	Current tenant contact sheet (name, address, phone number)
9	Current staff list (names, titles, hire dates, salary, unit info, hours per week, list of benefits, commissions offered, if any)
10	Job descriptions for staff positions
11	Inventory of personal property on site, including items such as furniture, supplies, appliances
12	Property brochure
13	List of all active vendors utilized at the property (name, function, contact information) TO BE PROVIDED WITHIN THREE BUSINESS DAYS
14	Copies of all operating and management service contracts, including but not limited to:
a. Advertising (including any apt. locator services & pay-per-lease agreements)
b. Alarm monitoring (including any firm alarm & security cameras)
c. Cable/TV (including any revenue sharing programs); if none, please indicate so in writing
d. Elevator
e. Equipment leases (such as copier, postage machines, key control systems)
f. Fire extinguisher (including any fire sprinkler systems)
g. Furniture rental
h. HVAC
i. Internet (including any leased equipment such as modems and firewalls)
j. Janitorial services (including any uniform cleaning services)
k. Landscaping (including any pond/lake maintenance and snow removal)
l. Laundry
m. N/A
n. Phone (landlines, cell phones, pagers, answering service)
o. Pool (maintenance, emergency phone, etc.)

p. Property management agreement; indicate whether entity is related party for disclosure purposes
q. Security (including any on-site courtesy officer arrangements)
r. Trash (including recycling programs); Also a copy of the most recent invoice
s. Revenue Sharing (such as vending machines, pay phones)
t. Collection Recovery
u. Credit/application verification
v. Training programs
w. Software (including any property management software such as OneSite, Yardi, etc.)
x. Common Area Services (such as office cleaning, dog waste removal, etc.)
y. Utility Billing by Third Party
z. Gate/Access Systems (including software for programming access cards/remotes)
aa. Towing/Parking Services
bb. Website Domain (including any website hosting)
cc. Boiler Maintenance and Water Treatment
PHYSICAL ITEMS
1	Property information, including number of pools, spas, dumpsters (with size), buildings, storage units, laundry rooms
2	Marketing photos, including aerial photos if available
3	Parking: indicate carport, garages, or open spaces and how many of each
4	Unit floor plans with sq. footage
5	List of model units, if any (apt. #, bedrooms, rent loss)
6	List of fire safety equipment, such as smoke sensors, suppression devices, etc. (including system type, rating, map of locations, etc.) TO BE PROVIDED WITHIN THREE BUSINESS DAYS
7	Current insurance certificates: Evidence of Commercial Property Insurance and Certificate of Insurance
8	Insurance loss run history, past 3 years and YTD
9	Copies of insurance policies, past 3 years
10	All existing third party reports, including, but not limited to:
a. Certified, as-built ALTA Survey
b. Appraisal (if dated w/n 24 months)
c. Asbestos
d. Lead-Based Paint Report
e. Engineering study or inspection (structural or otherwise)
f. Mold
g. Phase I Environmental
h. Physical Needs Assessment
i. Operations & Maintenance (O&M) Plans, if any
j. Radon
k. Soils/Geotechnical
l. N/A
m. Fire/Life Safety Inspection Report (current)
TITLE AND AGREEMENTS
1	Title Insurance Commitment and all recorded documents referenced therein
2	Zoning: any reports, compliance letters, maps, ordinances, amendments, CC&R’s, special use permits, etc.

3	Pending litigation information, if applicable
4	Any agreements impacting the property: city or county development agreements, bonds, etc.
5	Condo / Association documents, if applicable (articles of incorporation, bylaws, CC&R’s, Declaration of Horizontal Regime, budgets, material notices, rules and regulations, etc.)

EXHIBIT “D”
Form of Deed
THIS INSTRUMENT PREPARED BY:

__________________________
__________________________
__________________________

AFTER RECORDING RETURN TO:

c/o Steadfast Asset Holdings, Inc.
18100 Von Karman Ave., Suite 500
Irvine, California 92612
Attn: Ana Marie del Rio, Esq.
[This space reserved for recording data.]

SPECIAL WARRANTY DEED
THIS SPECIAL WARRANTY DEED (the “Deed”), is made as of this _____ day of __________________, 2014, by BR CREEKSIDE LLC, a Delaware limited liability company (the “Grantor”), having an office at c/o Bluerock Real Estate, L.L.C., 712 Fifth Avenue, 9th Floor, New York, New York 10019, to ______________________________, a Delaware limited liability company (the “Grantee”), having an office at 18100 Von Karman Avenue, Suite 500, Irvine, California 92612.

WITNESSETH:
That the Grantor for and in consideration of the sum of TEN AND 00/100THS DOLLARS ($10.00) and other good and valuable consideration in hand paid by the Grantee, the receipt and sufficiency of which is hereby acknowledged, by these presents does GRANT, REMISE, RELEASE, ALIEN, SELL AND CONVEY unto the Grantee and its successors and assigns FOREVER, all of the real estate, situated in the County of Hamilton and State of Tennessee and legally described on Exhibit A attached hereto and made a part hereof together with the building structures, fixtures, and other improvements located on said real estate (the “Property”), subject only to those matters described on Exhibit B attached hereto and made a part hereof (the “Permitted Exceptions”).
This is improved property known as Reserve at Creekside Village, 1340 Reserve Way, Chattanooga, Hamilton County, Tennessee.
TO HAVE AND TO HOLD the Property, subject only to the Permitted Exceptions, unto the Grantee and its successors and assigns forever.
Grantor does covenant, promise and agree, to and with the Grantee and its successors and assigns, that it has not done, or suffered to be done, anything whereby the Property is, or may be,

in any manner encumbered or charged, except as herein recited, and that it WILL WARRANT AND FOREVER DEFEND the Property against persons lawfully claiming, or to claim the same, by, through or under Grantor but not otherwise, except for claims arising under or by virtue of the Permitted Exceptions.

IN WITNESS WHEREOF, the Grantor has caused its name to be signed to these presents on the date first set forth above.
GRANTOR:

BR CREEKSIDE LLC,
a Delaware limited liability company

By:	BR Hawthorne Creekside JV, LLC, a Delaware limited liability company, its sole Member

By:	BR Creekside Managing Member, LLC, a Delaware limited liability company, its Manager

By:	BEMT Creekside, LLC, a Delaware limited liability company, its Manager

By:	Bluerock Residential Holdings, L.P., a Delaware limited partnership, its sole member

By: Bluerock Residential Growth REIT, Inc., a Maryland corporation, its general partner

By:___________________________
R. Ramin Kamfar, Chief Executive Officer and President

STATE OF
COUNTY OF

On this          day of _____________ in the year 2014, before me ___________________________, a Notary Public in and for said state, personally appeared R. Ramin Kamfar, as Chief Executive Officer and President, of Bluerock Residential Growth REIT, Inc., a Maryland corporation, the general partner of Bluerock Residential Holdings, L.P., a Delaware limited partnership, the sole member of BEMT Creekside, LLC, a Delaware limited liability company, the manager of BR Creekside Managing Member LLC, a Delaware limited liability company, the manager of BR Hawthorne Creekside JV, LLC, a Delaware limited liability company, the sole member of BR Creekside LLC, a Delaware limited liability company, known by me to be the person who executed the within instrument, on behalf of said limited liability companies and acknowledged to me that he or she executed the same for the purposes therein stated.

Notary Public

Print Name

My Commission Expires:

******************************************************************************

(FOR RECORDING DATA ONLY)

Property Address:
1340 Reserve Way
Chattanooga, TN 37421,

New Property Owner:
______________________

Parcel ID Nos.:
___________________

Mail tax bills to: (Person or Agency
responsible for payment of taxes)
18100 Von Karman Avenue, Suite 500
Irvine, California 92612
Attn: Ana Marie del Rio, Esq.

I, or we, hereby swear or affirm that to the best of affiant's knowledge, information, and belief, the actual consideration for this transfer or value of the property transferred, whichever is greater is $_________________, which amount is equal to or greater than the amount which the property transferred would command at a fair and voluntary sale.

____________________________
Affiant

State of CALIFORNIA    )
) ss
County of __________    )

On ______________________, 2014, before me, ________________________________, Notary Public, personally appeared ________________________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s) or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

______________________________
Signature of Notary Public

{10262179.1}    EXHIBIT “F”

[SEAL]

EXHIBIT “E”
Form of General Assignment
ASSIGNMENT AND ASSUMPTION
OF LEASES, CONTRACTS AND APPROVALS
THIS ASSIGNMENT AND ASSUMPTION OF LEASES, CONTRACTS AND APPROVALS (this “Assignment”) is made as of the _____ day of __________________, 2014, by and between BR CREEKSIDE LLC, a Delaware limited liability company (“Assignor”), and _________________________, a _________________________ (“Assignee”).
W I T N E S S E T H:
For good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:
1.    Assignor hereby sells, transfers, assigns and conveys to Assignee the following:
(a)    All right, title and interest of Assignor in and to all leases and occupancy agreements relating to the Property, including, without limitation, those certain leases described on Exhibit A attached hereto and made a part hereof (collectively, the “Leases”), relating to the leasing of space in or on that certain land and improvements located in the County of Hamilton, State of Tennessee, more particularly described in Exhibit B attached hereto (the “Property”), and all of the rights, interests, benefits and privileges of the lessor thereunder, and all prepaid rents and security and other deposits held by Assignor under the Leases and not credited to Assignee under the Purchase Agreement (defined below) or credited or returned to tenants; but subject to all terms, conditions, reservations and limitations set forth in the Leases.
(b)    To the extent assignable, all right, title and interest of Assignor in and to those certain contracts set forth on Exhibit C attached hereto and made a part hereof, and all warranties and guarantees thereunder (collectively, the “Contracts”).
(c)    To the extent assignable, all right, title and interest of Assignor in and to all building permits, certificates of occupancy, and other certificates, permits, licenses and governmental approvals relating to the design, construction, ownership, occupancy, use, management, operation, maintenance or repair of the Property (collectively, the “Approvals”) and any plans, specifications, studies, reports or surveys relating to the Property.
(d)    To the extent assignable, all entitlements and intangible personal property in connection with or arising out of the design, construction, occupancy, use, management, operation, maintenance, repair or ownership of the Property, including, without limitation, trade names (including “Reserve at Creekside Village” or derivatives thereof), websites, web domains and internet addresses, all phone number(s) for the Property, all fax number(s) for the Property and logos (collectively, the “Intangible Property”).

EXHIBIT “E”

The foregoing notwithstanding, the Intangible Property shall not include (A) any items owned by tenants or leased by Assignor or owned by Assignor’s property manager, Hawthorne Residential Partners, LLC (“Property Manager”), and (B) any trademarks, logos, trade colors, service marks and trade names of Assignor, Bluerock Real Estate or Property Manager set forth on Exhibit D hereto (collectively, the “Assignor Trademarks”) and any advertising, promotional and similar materials which contain the Assignor Trademarks, all of which shall be removed by Assignor prior to Closing. Within fifteen (15) days after Closing, Assignee will “banner” or otherwise temporarily mask the portion of all signage containing the Assignor Trademarks, failing which, upon ten (10) days’ notice, Assignor may do so at Assignee’s expense.
2.    This Assignment is given pursuant to that certain Purchase and Sale Agreement and Joint Escrow Instructions (as amended, the “Purchase Agreement”) dated as of February _____, 2014, between Assignor and Assignee’s predecessor-in-interest, STEADFAST ASSET HOLDINGS, INC., a California corporation, providing for, among other things, the conveyance of the Leases, the Contracts and the Approvals.
3.    Assignee hereby accepts the assignment of the Leases, the Contracts, the Intangible Property and the Approvals and agrees to assume and discharge, in accordance with the terms thereof, all of the obligations of Assignor thereunder arising from and after the date hereof.
4.    Assignor agrees to indemnify, defend and hold harmless Assignee from and against any and all claims, demands, liabilities, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) asserted against or suffered or incurred by Assignee as a result of or in connection with any liabilities or obligations under all leases and occupancy agreements relating to the Property that were entered into at any time before the date hereof, including, without limitation, the Leases, all contracts and agreements relating to the Property that were entered into at any time before the date hereof, including, without limitation, the Contracts, the Intangible Property and the Approvals; provided, however, that Assignor’s indemnification obligations under this Paragraph 4 shall be limited to liabilities or obligations thereunder relating to periods before the date hereof. The indemnification obligation of Assignor set forth herein shall automatically expire nine (9) months after the date of this Agreement.

5.    Assignee agrees to indemnify, defend and hold harmless Assignor from and against any and all claims, demands, liabilities, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) asserted against or suffered or incurred by Assignor as a result of or in connection with any liabilities or obligations under all leases and occupancy agreements relating to the Property that were entered into at any time from and after the date hereof, including, without limitation, the Leases, all contracts and agreements relating to the Property that were entered into at any time from and after the date hereof, including, without limitation, the Contracts, the Intangible Property and the Approvals; provided, however, that Assignee’s indemnification obligations under this Paragraph 5 shall be limited to liabilities or obligations thereunder relating to periods from and after the date hereof. The indemnification obligation of Assignor set forth herein shall automatically expire nine (9) months after the date of this Agreement.

EXHIBIT “E”

6.    In any action to enforce the provisions of this Assignment, the prevailing party shall be entitled to an award of its reasonable attorneys’ fees and costs. This Assignment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Assignment. The terms, covenants and conditions hereof shall inure to the benefit of and be binding upon the respective parties hereto, their heirs, executors, administrators, successors and assigns. Any alteration, change or modification of or to this Assignment, in order to become effective, must be made in writing and in each instance signed on behalf of each party to be charged. No provision of this Assignment that is held to be inoperative, unenforceable or invalid shall affect the remaining provisions, and to this end all provisions of this Agreement shall be severable. This Assignment shall be governed by the laws of the State of Tennessee.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

EXHIBIT “E”

IN WITNESS WHEREOF, the parties have executed this Assignment as of the date first above written.

ASSIGNOR:

BR CREEKSIDE LLC,
a Delaware limited liability company

By: BR Hawthorne Creekside JV, LLC, a Delaware
limited liability company, its sole Member

By: BR Creekside Managing Member, LLC, a Delaware limited liability company, its Manager

By: BEMT Creekside, LLC, a Delaware limited liability company, its Manager

By: Bluerock Residential Holdings, L.P., a Delaware limited partnership, its sole member

By: Bluerock Residential Growth REIT, Inc., a Maryland corporation, its general partner

By:_________________________
R. Ramin Kamfar, Chief Executive Officer and President

ASSIGNEE: , a By: Name: Title:

Exhibit A    Leases
Exhibit B    Description of the Property
Exhibit C    Contracts
Exhibit D    Assignor Trademarks

EXHIBIT “E”

EXHIBIT “F”
Form of Bill of Sale
BILL OF SALE
Know all men by these presents, that BR CREEKSIDE LLC, a Delaware limited liability company (“Grantor”), for and in consideration of the sum of ten dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, does bargain, sell, grant, transfer, assign, and convey to _________________________, a Delaware limited liability company (“Grantee”) all of its right, title, and interest, if any, in and to any and all tangible personal property owned by Grantor and now at, in or upon or used exclusively in connection with the property commonly known as Reserve at Creekside Village, located in the City of Chattanooga, County of Hamilton and State of Tennessee (“Property”), and more particularly described on Exhibit A attached hereto, including without limitation the tangible personal property listed on Schedule 1 attached hereto.
Grantor is selling and Grantee is purchasing the Property “AS IS WHERE IS” with all faults except as provided in that certain Purchase and Sale Agreement and Joint Escrow Instructions dated as of February ____, 2014 between Grantor and Grantee’s predecessor-in-interest, STEADFAST ASSET HOLDINGS, INC., a California corporation.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

EXHIBIT “F”

IN WITNESS WHEREOF, Grantor has executed this Bill of Sale as of the ____ day of ___________________, 2014.
BR CREEKSIDE LLC,
a Delaware limited liability company

By:	BR Hawthorne Creekside JV, LLC, a Delaware limited liability company, its sole Member

By:	BR Creekside Managing Member, LLC, a Delaware limited liability company, its Manager

By:	BEMT Creekside, LLC, a Delaware limited liability company, its Manager

By:	Bluerock Residential Holdings, L.P., a Delaware limited partnership, its sole member

By: Bluerock Residential Growth REIT, Inc., a Maryland corporation, its general partner

By:___________________________
R. Ramin Kamfar, Chief Executive Officer and President

EXHIBITS:
A - Legal Description
SCHEDULES:
1 – Tangible Personal Property

EXHIBIT “F”

Exhibit A
Legal Description

EXHIBIT “F”

EXHIBIT “G”
Form of Non-Foreign Certificate
CERTIFICATE OF NON-FOREIGN STATUS
Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform _________________________, a Delaware limited liability company (“Transferee”), that withholding of tax is not required upon the disposition of a U.S. real property interest by BR CREEKSIDE LLC, a Delaware limited liability company (“Transferor”), the undersigned hereby certifies to Transferee the following on behalf of Transferor:

1.    Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);
2.    Transferor’s U.S. employer identification number is _____________; and
3.    Transferor’s office address is _________________________________________.
Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.
Under penalties of perjury, the undersigned declares that the undersigned has examined this certification and to the best of the undersigned’s knowledge and belief it is true, correct and complete, and the undersigned further declares that the undersigned has authority to sign this document on behalf of Transferor.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

EXHIBIT “G”

Dated as of ____________________, 2014.

BR CREEKSIDE LLC,
a Delaware limited liability company

By: BR Hawthorne Creekside JV, LLC, a Delaware limited liability company, its sole Member

By: BR Creekside Managing Member, LLC, a Delaware limited liability company, its Manager

By: BEMT Creekside, LLC, a Delaware limited liability company, its Manager

By: Bluerock Residential Holdings, L.P., a Delaware limited partnership, its sole member

By: Bluerock Residential Growth REIT, Inc., a Maryland corporation, its general partner

By:________________________
R. Ramin Kamfar, Chief Executive Officer and President

EXHIBIT “E”

STATE OF
COUNTY OF

On this          day of _____________ in the year 2014, before me ___________________________, a Notary Public in and for said state, personally appeared R. Ramin Kamfar, as Chief Executive Officer and President, of Bluerock Residential Growth REIT, Inc., a Maryland corporation, the general partner of Bluerock Residential Holdings, L.P., a Delaware limited partnership, the sole member of BEMT Creekside, LLC, a Delaware limited liability company, the manager of BR Creekside Managing Member LLC, a Delaware limited liability company, the manager of BR Hawthorne Creekside JV, LLC, a Delaware limited liability company, the sole member of BR Creekside LLC, a Delaware limited liability company, known by me to be the person who executed the within instrument, on behalf of said limited liability companies and acknowledged to me that he or she executed the same for the purposes therein stated.

Notary Public

Print Name

My Commission Expires:

EXHIBIT “E”

EXHIBIT “H”
Form of Tenant Notice
[**DATE**]

TO:	All Valued Residents of Reserve at Creekside Village

Re:    Notice of Lease Assignment and Transfer of Security Deposit

This letter is to notify you that the property commonly known as Reserve at Creekside Village, 1340 Reserve Way, Chattanooga, TN 37421 (“Property”) has this date been sold and the ownership transferred.

In connection with this sale, all of the interest of the lessor under your lease of space in the Property, together with your security deposit, have been transferred to the new owner. You are hereby notified that, from and after the date hereof and until further notice, all future payments under your lease should be made payable to Reserve at Creekside Village and mailed to [**COMMUNITY LEASING OFFICE ADDRESS**]. In addition, all questions or other matters regarding your lease should be directed to the property manager at [**COMMUNITY LEASING OFFICE PHONE NUMBER**].

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

EXHIBIT “H”

Thank you for your cooperation.

Very truly yours,

BR CREEKSIDE LLC,
a Delaware limited liability company

By: BR Hawthorne Creekside JV, LLC, a Delaware limited liability company, its sole Member

By: BR Creekside Managing Member, LLC, a Delaware limited liability company, its Manager

By: BEMT Creekside, LLC, a Delaware limited liability company, its Manager

By: Bluerock Residential Holdings, L.P., a Delaware limited partnership, its sole member

By: Bluerock Residential Growth REIT, Inc., a Maryland corporation, its general partner

By:___________________________
R. Ramin Kamfar, Chief Executive Officer and President

SCHEDULE 1

LEASES

[Attached]

SCHEDULE 1

SCHEDULE 2

CONTRACTS

[Attached]

SCHEDULE 2

SCHEDULE 3

SELLER TRADEMARKS

Bluerock Real Estate and any derivative thereof

Hawthorne and any derivative thereof

5500473-11 033882.00163

5500473-11 033882.00163

5500473-11 033882.00163

{10267532.1}